Exhibit 10.18

OFFICE LEASE

BAY CENTER OFFICES

Emeryville, California

BAY CENTER OFFICE, LLC,

as

LANDLORD,

and

PEPLIN OPERATIONS USA, INC.,

as

TENANT

i

OFFICE LEASE

Bay Center Offices

Emeryville, California

BASIC LEASE INFORMATION

Lease Date:	December 22, 2006 (for reference purposes only)

Landlord:	Bay Center Office, LLC, a Delaware limited liability company

Tenant:	Peplin Operations USA, Inc., a California corporation

Premises:	Suite 300, a portion of the third (3rd) floor of the Building, as shown on the Floor Plans attached to this Leases as Exhibit A , containing approximately 9,059 square feet of Rentable Area.

Temporary Premises:	Suite 475, as shown on the Floor plans attached to this Lease as Exhibit A-1 , containing approximately 3,565 square feet of Rentable Area.

Term:	Five (5) years

Commencement Date	The date on which Landlord delivers the Premises to Tenant with the Tenant Improvement Work (as defined in the Work Letter attached here to as Exhibit C (the “Work Letter”)) substantially completed therein

Anticipated Commencement Date:	May 1, 2007

Expiration Date:	The date which is five (5) years after the Commencement Date.

Base Rent:

Period	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
Lease Year 1	$24,006.35	$2.65
Lease Year 2	$24,726.54	$2.73
Lease Year 3	$25,468.37	$2.81
Lease Year 4	$26,232.39	$2.90
Lease Year 5	$27,019.36	$2.98

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Base Year:	2007

Tenant’s Percentage Share:	7.45%

Permitted Use:	General office and administrative use.

Security Deposit:	One Hundred Sixty Two Thousand One Hundred Sixteen Dollars ($162,116.16), subject to reduction as further described in Article 26 of the Lease

Parking/Number of Minimum Spaces:	Thirty (30) unassigned parking stalls as described in Article 30 of the Lease

Tenant’s Address:	Before the Commencement Date :

6475 Christie Avenue, Suite 475 Emeryville, CA 94608 Attn: Chief Financial Officer

Following the Commencement Date :

6475 Christie Avenue, Suite 300 Emeryville, CA 94608 Attn: Chief Financial Officer

Landlord’s Address:	Bay Center Office, LLC c/o TMG Partners 100 Bush Street, 26th Floor San Francisco, CA 94104 Attn: Lynn Tolin

Brokers:

Landlord’s Broker:	Colliers International

Tenant’s Broker:	Trammell Crow Company Exhibits and Addenda:

Exhibit A:	Floor Plan(s) of Premises

Exhibit A-1:	Floor Plan of Temporary Space

Exhibit B:	Description of the Land

Exhibit C:	Work Letter

Exhibit D:	Confirmation of Term

Exhibit E:	Information Regarding Hazardous Materials

Exhibit F:	Rules and Regulations of the Project

iii

OFFICE LEASE

THIS LEASE is made and entered into by and between Landlord and Tenant as of the Lease Date. Landlord and Tenant hereby agree as follows:

1.  Definitions.

    1.1 Terms Defined. The following terms have the meanings set forth below. Certain other terms have the meanings set forth in the Basic Lease Information of elsewhere in this Lease.

          Alterations : Alterations, additions or other improvements to the Premises made by or on behalf of Tenant (but not including the alterations additions or other improvements, if any, made by or on behalf of Tenant during the initial improvement of the Premises pursuant to and governed by the provisions of the Work Letter attached hereto as Exhibit C.

          Base Operating Expenses and Base Real Estate Taxes : The Operating Expenses and the Real Estate Taxes allocable to the Base Year, including for purposes of the Real Estate Taxes, any reduction in Real Estate Taxes obtained by Landlord after the date hereof as a result of a commonly called Proposition 8 application.

          Building : The office building consisting of a five-story office tower located on the Land, and commonly known as 6475 Christie Avenue, Emeryville, California.

          Environmental Laws : All Requirements relating to the environment, health and safety, or the use, generation, handling, emission, release, discharge, storage or disposal of Hazardous Materials.

          Escalation Rent : Tenant’s Percentage Share of the total dollar increase, if any, in Operating Expenses and in Real Estate Taxes, allocable to each calendar year, or part thereof, after the Base Year, over the amount of Base Operating Expenses and Base Real Estate Taxes. If the Building or the Project is less than one hundred percent (100%) occupied during any part of any year (including the Base Year), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses and Real Estate Taxes for that year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses and Real Estate Taxes that would have been incurred during such year if the Building (or the Project, as the case may be) had been one hundred percent (100%) occupied during the entire year (and, if applicable, if the tenant improvements in the Building had been fully constructed and the Land, the Building, the Project, and all tenant improvements in the Building and the Project had been fully assessed for Real Estate Tax purposes). This amount shall be considered to have been the amount of Operating Expenses and Real Estate Taxes for that year. For purposes hereof, “variable components” include only those component expenses that are affected by variations in occupancy levels.

          Hazardous Materials : Petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, mold, or any chemical, material or substance now or hereafter defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “pollutants,” “contaminants,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import, under any Environmental Laws.

          Impositions : Taxes, assessments, charges, excises and levies, business taxes, licenses, permits, inspection and other authorization fees, transit development fees, assessments or charges for housing funds, service payments in lieu of taxes and any other fees or charges of any kind at any time levied, assessed, charged or imposed by any federal, state or local entity, (i) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises, or the cost or value of any alterations, additions or other improvements to the Premises made by or on behalf of Tenant during the initial improvement of the Premises pursuant to and governed by the Work Letter and any subsequent Alterations; (ii) upon, or measured by, any Rent payable hereunder, including any gross receipts tax; (iii) upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) upon this Lease transaction, or any document to which Tenant is a party creating or transferring any interest or estate in the Premises; or (v) to the extent not included in Operating Expenses, costs, fees and other expenses incurred in connection with providing transportation services as provided by the Owner Participation Agreement, as amended, affecting the Project. Impositions do not include Real Estate Taxes, franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.

          Land : The parcel of land described on Exhibit B attached to this Lease.

          Lease Year : Each consecutive twelve (12) month period during the Term of this Lease, provided that the last Lease Year shall end on the Expiration Date.

          Major Alterations : Alterations which (i) may affect the structural portions of the Building, (ii) may affect or interfere with the Building roof, walls, elevators, heating, ventilating, air conditioning, electrical, plumbing, telecommunications, security, life-safety or other Building systems, (iii) may affect the use and enjoyment by other tenants or occupants of the Building of their premises, (iv) may be visible from outside the Premises, (v) utilize materials or equipment which are inconsistent with Landlord’s standard building materials and equipment for the Building, (vi) result in the imposition on Landlord of any requirement to make any alterations or improvements to any portion of the Building (including handicap access and life safety requirements) in order to comply with Requirements, or (vii) increase the cost to clean, maintain or repair, or increase the cost to relet, the Premises.

          Minor Alterations : Alterations (i) that are not Major Alterations, (ii) that do not require the issuance of a building or other governmental permit, authorization or approval, (iii) that do not require work to be performed outside the Premises in order to comply with Requirements, and (iv) the cost of which does not exceed Fifteen Thousand Dollars ($15,000.00) in any one instance.

          Operating Expenses : All costs of management, ownership, operation, maintenance, repair and replacement of the Project, including, but not limited to, the following: (i) salaries, wages, benefits and other payroll expenses of employees engaged in the operation, maintenance or repair of the Project; (ii) property management fees and expenses; (iii) rent (or rental value) and expenses for Landlord’s and any property manager’s offices in the Project; (iv) electricity, natural gas, water, waste disposal, sewer, heating, lighting, air conditioning and ventilating and other utilities; (v) janitorial, maintenance, security, life safety and other services, such as alarm service, window cleaning and elevator maintenance and uniforms for personnel providing services; (vi) repair and replacement, resurfacing or repaving of paved areas, sidewalks, curbs and gutters (except that any such work which constitutes a capital improvement shall be included in Operating Expenses only in the manner provided in clause (xv) below); (vii) landscaping, ground keeping, management, operation, and maintenance and repair of all public, private and park areas adjacent to the Building; (viii) materials, supplies, tools and rental equipment; (ix) license, permit and inspection fees and costs; (x) insurance premiums and costs (including an imputed insurance premium if Landlord self-insures, or a proportionate share if Landlord insures under a “blanket” policy), and the deductible portion of any insured loss under Landlord’s insurance; (xi) sales, use and excise taxes; (xii) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any Requirement relating to the Building; (xiii) all assessments and other amounts payable to EmeryBay Commercial Association and any similar entity in connection with the use of the Covered Parking Area; (xiv) depreciation on personal property, including exterior window draperies provided by Landlord and floor coverings in the common areas and other public portions of the Project and or rental costs of leased furniture, fixtures, and equipment; (xv) the cost of any capital improvements to the Building or to the Project made at any time that are intended in Landlord’s judgment as cost-saving or labor-saving devices, or to reduce or eliminate other Operating Expenses or to effect other economies in the operation, maintenance, or management of the Building or the Project, or that are necessary or appropriate in Landlord’s judgment for the health and safety of occupants of the Building or the Project, or that are required under any Requirements which was not applicable to the Building or the Project as of the date of this Lease, all amortized over such reasonable period as Landlord shall determine at an interest rate of ten percent (10%) per annum, or, if applicable, the rate paid by Landlord on funds borrowed for the purpose of constructing or installing such capital improvements; (xvi) all costs and expenses incurred in connection with monitoring the level of methane gas at or about the Project; and (xvii) costs, fees and other expenses incurred in connection with providing transportation services as provided by the Owner Participation Agreement, as amended, affecting the Project.

Operating Expenses shall not include:

(A) Real Estate Taxes (which are separately defined below);

(B) legal fees, brokers’ commissions or other costs incurred in the negotiation, termination, or extension of leases or in proceedings involving a specific tenant;

(C) depreciation, except as set forth above;

(D) interest, amortization or other payments on loans to Landlord except as a component of amortization as set forth above;

(E) the cost of capital improvements, except as set forth in clause (xv) above;

(F) costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants, warranties or other third persons;

(G) costs of selling, syndicating, financing or mortgaging the Building or any of Landlord’s interest therein;

(H) the cost of any abatement or remediation of Hazardous Materials that Landlord is required by law to undertake as of the Commencement Date; provided, however, Operating Expenses may include the costs attributable to those actions taken by Landlord in connection with the ordinary operation and maintenance of the Project including the monitoring of methane gas as set forth in clause (xvi) above;

(I) fines or penalties incurred as a result of Landlord’s non-compliance with Requirements that were applicable to the Project or the Building on or before the date of this Lease;

(J) advertising or promotional expenditures for the Building;

(K) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services provided to the Building to the extent the same exceeds the costs that would generally be charged for such goods and/or services if rendered on a competitive basis, based upon a standard of comparable buildings by unaffiliated third parties capable of providing such services; provided, however, that nothing in this subparagraph shall restrict Landlord’s right to employ an affiliate of Landlord to manage the Project, to pay such affiliate administrative, management fee and other compensation and to include such aggregate amount in Operating Expenses;

(L) interest, late charges or penalties incurred as a result of Landlord’s failure to pay bills in a timely manner (except to the extent attributable to Tenant’s failure to pay its obligations hereunder in a timely manner);

(M) reserves for anticipated future expenses or reserves for bad debt losses;

(N) costs, including permit, license and inspection costs, incurred with respect to the installation of Tenant or other occupants’ improvements made for tenants or other occupants in the Building (including the original tenant improvements for the Premises), or incurred in renovating or otherwise improving, decorating painting or redecorating space used exclusively by tenants or other occupants of the Building, including space planning and interior design costs and fees;

(O) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building or the Project, including accounting and legal matters for such entity and not for the Building or Project;

(P) costs of any disputes between Landlord and its employees (if any) not engaged in Building or Project operation, disputes of Landlord with Building management;

(R) rent payable under any ground or superior lease encumbering the Building and/or the Project;

(S) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded above, excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services;

(T) costs, other than those incurred for ordinary maintenance or repair, for sculptures, paintings and other objects of art; and

(U) Landlord’s charitable or political contributions (as opposed to membership dues or fees in trade organizations, including, but not limited to, BOMA, which may have lobbying or political functions but are not, per se, political entities or candidates).

Subject to the provisions of this definition, the determination of Operating Expenses shall otherwise be made by Landlord in accordance with generally accepted accounting principles and practices consistently applied. The term “Operating Expenses” shall include the following (without duplication): (i) 100% of Operating Expenses, as defined above, paid or incurred with respect to the Building; and (ii) an allocable share of Operating Expenses that pertain to the common areas (including parking areas ) of the Project in general.

          Other Buildings : The two other office buildings located on the Land.

          Project : The Land, the Building, the Other Buildings, the surface parking lot behind the Building and the Other Buildings, landscaping, paved walkways, driveways and all other improvements at any time located on the Land, and all appurtenances related thereto, and the ground floor of the enclosed parking facility adjacent to the Land (the “Covered Parking Area”) and all ground level common area associated with the Covered Parking Area, together with ingress thereto and egress therefrom. The Project is sometimes referred to as “Bay Center” or “Bay Center Offices”.

          Real Estate Taxes : All taxes, assessments and charges now or hereafter levied or assessed upon, or with respect to, the Building, the Project or any portion thereof, or any personal property of Landlord used in the operation thereof or located therein, or Landlord’s interest in the Building, the Project or such personal property, by any federal, state or local entity, including: (i) all real property taxes and general and special assessments; (ii) charges, fees or assessments for transit, housing, day care, open space, art, police, fire or other governmental services or benefits to the Building or the Project; (iii) service payments in lieu of taxes; (iv) any tax, fee or excise on the use or occupancy of any part of the Building or the Project, or on rent for space in the Building or the Project; (v) any other tax, fee or excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes; and (vi) reasonable fees and expenses, including those of consultants or attorneys, incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes. Real Estate Taxes do not include: (A) franchise, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Real Estate Tax; (B) Impositions and all similar amounts payable by tenants of the Building or the Project under their leases; (C) penalties, fines, interest or charges due for late payment of Real Estate Taxes by Landlord; and (D) transfer taxes assessed by the County of Alameda in accordance with the Revenue & Taxation Code due to any “change of ownership” of the Project or any portion thereof. If any Real Estate Taxes are payable, or may at the option of the taxpayer be paid, in installments, such Real Estate Taxes shall, together with any interest that would otherwise be payable with such installment, be deemed to have been paid in installments, amortized over the maximum time period allowed by applicable law.

          Rent : Base Rent, Escalation Rent and all other additional charges and amounts payable by Tenant in accordance with this Lease.

          Requirements : All laws, including Environmental Laws, ordinances, rules, regulations, orders, decrees, permits, and requirements of courts and governmental authorities now or hereafter in effect, including the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder; the provisions of any insurance policy carried by Landlord or Tenant on any portion of the Project, or any property therein; the requirements of any independent board of fire underwriters; any directive or certificate of occupancy issued pursuant to any law by any public officer or officers applicable to the Building; the provisions of all recorded documents affecting any portion of the Building, as any such document may be amended from time to time; and all life safety programs, procedures and rules from time to time or at any time implemented or promulgated by Landlord. •

          Tenant Parties : Tenant, all persons or entities claiming by, through or under Tenant, and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members.

          Tenant’s Percentage Share : The percentage figure specified in the Basic Lease Information. Landlord and Tenant acknowledge that Tenant’s Percentage Share has been obtained by dividing the Rentable Area of the Premises, as specified in the Basic Lease Information by the total Rentable Area of the Building, and multiplying such quotient by one hundred (100). In the event Tenant’s Percentage Share is changed during a calendar year by reason of a change in the Rentable Area of the Premises or a change in the total Rentable Area of the Building, Tenant’s Percentage Share shall thereafter mean the result obtained by dividing the then Rentable Area of the Premises by the then total Rentable Area of the Building and multiplying such quotient by one hundred (100). For the purposes of determining Tenant’s Percentage Share of Escalation Rent, Tenant’s Percentage Share shall be determined on the basis of the number of days during such calendar year at each such Percentage Share.

          Term : The period from the Commencement Date to the Expiration Date.

          Wattage Allowance : Landlord shall make available to Tenant at the Premises, excluding existing Building electric lighting and the electric power used in providing existing Building HVAC, access to up to five (5) watts of connected electric load per square foot of Rentable Area.

    1.2 Basic Lease Information. The Basic Lease Information is incorporated into and made a part of the Lease. Each reference in the Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and the Lease, the Lease shall control.

    1.3 Certain Defined Terms. The parties acknowledge that the Rentable Area of the Premises and the Building have been finally determined by the parties as part of this Lease for all purposes, including the calculation of Tenant’s Percentage Share and will not, except as otherwise provided in this Lease, be changed.

2.  Lease of Premises.

    (a) Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the non-exclusive right to use, in common with others, the lobbies, entrances, stairs, elevators, plazas, pedestrian walkways, restrooms, and other public portions of the Building, all subject to the terms, covenants and conditions set forth in this Lease. All the windows and exterior walls of the Premises, the terraces adjacent to the Premises, if any, and any space in the Premises used for shafts, columns, projections, stacks, pipes, conduits, ducts, electric utilities, sinks or other Building facilities and any non-public portions of the Building (such as the roof), and the use thereof and access thereto through the Premises for the purposes of management, operation, maintenance and repairs, are reserved to Landlord.

    (b) Between the date on which this Lease is executed and delivered by Landlord and Tenant and continuing until the Commencement Date of the Lease (the “Early Occupancy Term”), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, approximately 3,565 rentable square feet of space on the fourth (4 th) floor of the Building (Suite 475), as shown on the Floor Plans attached to this Lease as Exhibit A-1 (the “Temporary Premises”). Tenant’s use and occupancy of the Temporary Space during the Early Occupancy Term (and Tenant’s surrender of the Temporary Space at the end of the Early Occupancy Term) shall be on all of the same terms and conditions that apply to the Premises pursuant to this Lease, except that:

        (i) Commencing on February 1, 2007, Tenant shall pay $9,803.75 as monthly Base Rent for the Temporary Premises during the Early Occupancy Term (partial months to be prorated);

        (ii) Tenant shall not be obligated to pay any Escalation Rent for the Temporary Premises during the Early Occupancy Term; and

        (iii) Tenant shall lease the Temporary Premises in its “as is” condition, except that Landlord shall deliver the Temporary Premises to Tenant in “broom clean” condition with all light fixtures and Building systems in good working condition as of the date of delivery. Landlord otherwise shall have no obligation to make or pay for any improvements or to perform or pay for any work in the Temporary Premises. Tenant’s occupancy of all or any portion of the Temporary Premises shall constitute Tenant’s acceptance of the Temporary Premises in its “as is” condition. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Temporary Premises, the Building, or the Project, or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.

3.  Term; Condition and Acceptance of Premises.

     3.1 Initial Term and Acceptance of Premises.

          (a) Initial Term. Except as hereinafter provided, and unless sooner terminated or extended pursuant to the provisions of this Lease, the Term of this Lease shall commence on the Commencement Date and end on the Expiration Date.

          (b) Condition of Premises. Except as provided in this Section 3.1.2 and except as described in Exhibit C attached hereto and incorporated herein by reference (the “Work Letter”), Tenant agrees to accept the Premises in their “as-is” condition, without any representations or warranties by Landlord, and with no obligation of Landlord to make any alterations or improvements to the Premises or to provide any tenant improvement allowance. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the suitability of the Premises or the Building for the conduct of Tenant’s business. Landlord shall cause the work described in Exhibit C (“Landlord’s Work”) to be “substantially complete” prior to delivery of possession of the Premises to Tenant. “Substantially complete” shall mean that Landlord’s Work has been completed except for specific punch list items (such as mechanical adjustments and items of the type customarily found on an architectural punch-list) set forth on a written punch list generated during a walk-thru of the Premises by Landlord and Tenant (or their respective representatives) prior to delivery of the Premises to Tenant, the correction or completion of which will not substantially interfere with Tenant’s occupancy and use of the Premises. Landlord shall exercise commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to deliver possession of the Premises to Tenant in the condition specified in this Section 3.1 on or before the Anticipated Commencement Date. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant in the condition specified in this Section 3.1 on or before the Anticipated Commencement Date, this Lease shall not be void or voidable for a period of ninety (90) days thereafter (which period of time shall be extended by the number of days of delay attributable to Tenant Delay (as defined in the Work Letter)), and Landlord shall not be in default or liable to Tenant for any loss or damage resulting therefrom. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, excepting any items included on the punch list described above. No delay in delivery of the Premises for any reason whatsoever shall operate to extend the Expiration Date or the Term. In the event that the Premises are delivered to Tenant on any date other than the Anticipated Commencement Date set forth in the Basic Lease Information of this Lease, Landlord and Tenant shall execute a Confirmation of Term in the form as set forth in Exhibit D attached to this Lease.

     3.2 Early Termination Right. Tenant shall have a one-time option to terminate the Lease, effective as of the third (3 rd ) anniversary of the Commencement Date (the “Early Termination Date”), on the following terms and conditions:

          (a) No later than six (6) months prior to the Early Termination Date, Tenant shall deliver written notice to Landlord of Tenant’s election to exercise this early termination option (the “Tenant’s Early Termination Notice”).

          (b) If Tenant timely exercises this early termination option, then the early termination fee to be paid by Tenant (the “Early Termination Fee”) shall be equal to the sum of (i) Landlord’s unamortized cost, as of the Early Termination Date of (A) all brokerage commissions payable in accordance with the Lease, and (B) the Tenant Improvement Allowance (as defined in the Work Letter), calculated using a nine percent (9%) interest rate and as otherwise reasonably determined by Landlord, plus (ii) $135,096.80. Fifty percent (50%) of the Early Termination Fee shall be due and payable concurrently with delivery of the Early Termination Notice, and the remaining fifty percent (50%) shall be due and payable on or before the Early Termination Date.

          (c) Provided that (i) Tenant timely delivers the payments required under (b) above, (ii) Tenant timely delivers Tenant’s Early Termination Notice required under (a) above, and (iii) Tenant fully performs all of its obligations under the Lease through the Early Termination Date, then as of the Early Termination Date, the Term Expiration as specified in the Basic Lease Information shall be deemed to be the Early Termination Date.

     3.3 Option to Extend.

          (a) Exercise of Option to Extend Term. If (i) Tenant has not received a written notice of default during the one (1) year period preceding the date that Tenant exercises its Extension Option (as defined below) and (ii) Tenant has not received a written notice of default during period beginning on the date that Tenant exercises its Extension Option and continuing until the day which precedes the commencement of the Extended Term, Tenant shall have one (1) option (the “Extension Option”) to extend the initial Term for an additional period of three (3) years (the “Extended Term”). To exercise Tenant’s option with respect to the Extended Term, Tenant shall give notice to Landlord not more than fifteen (15) months and not less than twelve(12) months prior to the expiration of the initial Term (“Election Notice”).

          (b) Fair Market Rent. If Tenant properly and timely exercises Tenant’s Extension Option pursuant to this Section, the Extended Term shall be upon all of the same terms, covenants and conditions of this Lease; provided, however, that the Base Rent applicable to the Premises for the Extended Term shall be one hundred percent (100%) of the “Fair Market Rent” for space comparable to the Premises as of the commencement of the Extended Term (but in no event less than Base Rent for the last month of the initial Term). “Fair Market Rent” shall mean the annual rental being charged for space comparable to the Premises in buildings comparable to the Building located in Emeryville, California, taking into account location, condition, existing improvements to the space, and any improvements to be made to the Premises in connection with the Extended Term. Tenant shall pay all leasing commissions and consulting fees payable in connection with such extensions, unless such leasing commissions or consulting fees arise solely out of a contractual relationship between Landlord and a broker or consultant.

          (c) Determination of Rent. Within forty-five (45) days after the date of the Election Notice, Landlord and Tenant shall negotiate in good faith in an attempt to determine Fair Market Rent for the Extended Term. If they are unable to agree within said forty-five (45) day period, then the Fair Market Rent shall be determined as provided below.

          (d) Appraisal. If it becomes necessary to determine the Fair Market Rent for the Premises by appraisal, the real estate appraiser(s) indicated in this Section, each of whom shall be members of the American Institute of Real Estate Appraisers and each of whom have at least five (5) years experience appraising office space located in the vicinity of the Premises, shall be appointed and shall act in accordance with the following procedures:

If the parties are unable to agree on the Fair Market Rent within the allowed time, either party may demand an appraisal by giving written notice to the other party, which demand to be effective must state the name, address and qualifications of an appraiser selected by the party demanding the appraisal (“Notifying Party”). Within ten (10) days following the Notifying Party’s appraisal demand, the other party (“Non-Notifying Party”) shall either approve the appraiser selected by the Notifying Party or select a second properly qualified appraiser by giving written notice of the name, address and qualification of said appraiser to the Notifying Party. If the Non-Notifying Party fails to select an appraiser within the ten (10) day period, the appraiser selected by the Notifying Party shall be deemed selected by both parties and no other appraiser shall be selected. If two (2) appraisers are selected, they shall select a third appropriately qualified appraiser within ten (10) days of selection of the second appraiser. If the two (2) appraisers fail to select a third qualified appraiser, the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party.

If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the Fair Market Rent for the Premises within fifteen (15) days following his or her selection, which appraisal shall be conclusively determinative and binding on the parties as the appraised Fair Market Rent.

If multiple appraisers are selected, the appraisers shall meet not later than ten (10) days following the selection of the last appraiser. At such meeting, the appraisers shall attempt to determine the Fair Market Rent for the Premises as of the commencement date of the Extended Term by the agreement of at least two (2) of the appraisers.

If two (2) or more of the appraisers agree on the Fair Market Rent for the Premises at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall forthwith notify both Landlord and Tenant of the amount set by such agreement. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Fair Market Rent for the Premises, each appraiser shall submit to Landlord and Tenant his or her respective independent appraisal of the Fair Market Rent for the Premises, in simple letter form, within fifteen (15) days following appointment of the final appraiser. The parties shall then determine the Fair Market Rent for the Premises by averaging the appraisals; provided that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.

If only one (1) appraiser is selected, then each party shall pay one-half (1/2) of the fees and expenses of that appraiser. If three (3) appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half (1/2) of the fees and expenses of the third appraiser.

          (e) Restriction on Assignment. The Extension Option shall be personal to Peplin Operations USA, Inc., a California corporation, and any Related Entity (as defined in Section 17.9 below) of Peplin Operations USA, Inc., and shall terminate upon any assignment of this Lease or any sublease of the Premises (other than to a Related Entity of Peplin Operations USA, Inc.).

          (f) Amendment to Lease. Immediately after the Fair Market Rent has been determined, the parties shall enter into an amendment to this Lease setting forth the Base Rent for the Extended Term and the new expiration date of the Term of Lease. All other terms and conditions of the Lease shall remain in full force and effect and shall apply during the Extended Term, except that: (i) there shall be no further option to extend the Term beyond a date five (5) years after the expiration of the initial Term, (ii) there shall be no rent concessions, and (iii) there shall be no construction allowance, tenant improvement allowance or similar provisions.

4.  Rent.

     4.1 Obligation to Pay Base Rent. Tenant shall pay Base Rent to Landlord, in advance, in equal monthly installments, commencing on or before the Commencement Date, and thereafter on or before the first day of each calendar month during the Term. If the Commencement Date and/or Expiration Date is other than the first day of a calendar month, the installment of Base Rent for the first and/or last fractional month of the Term shall be prorated on the basis of a thirty (30) day month. On full execution of this Lease, Tenant shall pay to Landlord the first month’s Base Rent.

     4.2 Manner of Rent Payment. All Rent shall be paid by Tenant without notice, demand, abatement, deduction o r offset, in lawful money of the United States of America, payable to Landlord, at Landlord’s Address as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant.

     4.3 Additional Rent. All Rent not characterized as Base Rent or Escalation Rent shall constitute additional rent, and if payable to Landlord shall, unless otherwise specified in this Lease, be due and payable within thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor.

     4.4 Late Payment of Rent; Interest. Tenant acknowledges that late payment by Tenant of any Rent will cause Landlord to incur administrative costs not contemplated by this Lease, the exact amount of which are extremely difficult and impracticable to ascertain based on the facts and circumstances pertaining as of the Lease Date. Accordingly, if any Rent is not paid by Tenant when due, then Tenant shall pay to Landlord, with such Rent, a late charge equal to five (5%) of such Rent; provided, however, that on the first occasion during any calendar year that Tenant fails to pay any Rent when due, Tenant shall not be obligated to pay such late charge if Tenant makes such overdue payment of Rent to Landlord within three (3) days after receipt of Landlord’s written notice of such overdue payment. Any Rent, other than late charges, due Landlord under this Lease, if not paid when due, shall also bear interest from the date due until paid, at the rate of the greater of (i) ten percent (10%) per annum, or (ii) six percent (6%) plus the prime rate (or base rate) reported in the Money Rates column or section of The Wall Street, Journal as being the base rate on corporate loans at large U.S. money center commercial banks; provided, however, that if such rate of interest shall exceed the maximum rate allowed by law, the interest rate shall be automatically reduced to the maximum rate of interest permitted by applicable law. The parties acknowledge that such late charge and interest represent a fair and reasonable estimate of the administrative costs and loss of use of funds Landlord will incur by reason of a late Rent payment by Tenant, but Landlord’s acceptance of such late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to such Rent or prevent Landlord from exercising any other rights and remedies provided under this Lease, at law or in equity.

5.  Calculation and Payments of Escalation Rent. During each full or partial calendar year of the Term subsequent to the Base Year, Tenant shall pay to Landlord Escalation Rent to Landlord in accordance with the following procedures:

     5.1 Payment of Estimated Escalation Rent. During December of the Base Year and December of each subsequent calendar year, or as soon thereafter as practicable, Landlord shall give Tenant notice of its estimate of Escalation Rent due for the next ensuing calendar year. On or before the first day of each month during such next ensuing calendar year, Tenant shall pay to Landlord in advance, in addition to Base Rent, one-twelfth (1/12th) of such estimated Escalation Rent. In the event such notice is given after December 31st of any year during the Term, (a) Tenant shall continue to pay Escalation Rent on the basis of the prior calendar year’s estimate until the month after such notice is given, (b) subsequent payments by Tenant shall be based on the estimate of Escalation Rent set forth in Landlord’s notice, and (c) with the first monthly payment of Escalation Rent based on the estimate set forth in Landlord’s notice, Tenant shall also pay the difference, if any, between the amount previously paid for such calendar year and the amount which Tenant would have paid through the month in which such notice is given, based on Landlord’s noticed estimate or, in the alternative, if such amount previously paid by Tenant for such calendar year through the month in which such notice is given exceeds the amount which Tenant would have paid through such month based on Landlord’s noticed estimate, Landlord shall credit such excess amount against the next monthly payments of Escalation Rent due from Tenant. If at any time Landlord reasonably determines that the Escalation Rent for the current calendar year will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such calendar year, and subsequent payments by Tenant for such calendar year shall be based upon such revised estimate.

     5.2 Escalation Rent Statement and Adjustment. Within one hundred twenty (120) days after the close of each calendar year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of the actual Escalation Rent for such calendar year, accompanied by a statement prepared by Landlord showing in reasonable detail the Operating Expenses and the Real Estate Taxes comprising the actual Escalation Rent. If Landlord’s statement shows that Tenant owes an amount less than the payments previously made by Tenant for such calendar year, Landlord shall credit the difference first against any sums then owed by Tenant to Landlord and then against the next payment or payments of Rent due Landlord, except that if a credit amount is due Tenant after termination of this Lease, Landlord shall pay to Tenant any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord. If Landlord’s statement shows that Tenant owes an amount more than the payments previously made by Tenant for such calendar year, Tenant shall pay the difference to landlord within fifteen (15) days after delivery of the statement.

     5.3 Proration for Partial Year. If the Commencement Date is than the first day of a calendar year or if this Lease terminates other than on the last day of a calendar year (other than due to Tenant’s default), the amount of Escalation Rent for such fractional calendar year shall be prorated on a daily basis. Upon such termination, Landlord may, at its option, calculate the adjustment in Escalation Rent prior to the time specified in Section 5.2 above. Tenant’s obligation to pay Escalation Rent, as set forth in Section 5.2 , above, shall survive the expiration or termination of this Lease.

     5.4 Inspection of Operating Expenses Records. If Tenant disputes the amount of the actual Escalation Rent set forth in the statement delivered by Landlord to Tenant pursuant to Section 5.2 , Tenant shall have the right at Tenant’s sole cost, after five (5) business days prior written notice to Landlord, to inspect at Landlord’s property management office during normal business hours Landlord’s books and records concerning the Escalation Rent set forth in such statement; provided, however, Tenant shall have no right to conduct such inspection, have an inspection performed by the Accountant as described below, or object to or otherwise dispute the amount of the Operating Expenses and the Real Estate Taxes set forth in any statement, unless Tenant does so within nine (9) months immediately following Landlord’s delivery of the particular statement in question (the “Review Period”); provided, further, that notwithstanding any such timely objection, dispute, and/or inspection, and as a condition precedent to Tenant’s exercise of its right of objection, dispute, and/or inspection as set forth in this Section 5.3 , Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 5 in accordance with such statement provided, however, such payment may be made under protest pending the outcome of any inspection which may be performed by the Accountant as described below. If after such inspection, Tenant still disputes the amount of the Escalation Rent set forth in the statement, Tenant shall have the right and within ninety (90) days thereafter, to cause an independent certified public accountant, as selected by Tenant and approved by Landlord (the “Accountant”), which approval shall not be unreasonably withheld, conditioned or delayed, to commence and complete an inspection of Landlord’s books and records to determine the proper amount of the Escalation Rent incurred and amounts payable by Tenant for the calendar year which is the subject of such statement. Such Accountant shall be engaged by Tenant on a non-contingency fee basis. If such inspection reveals that Landlord has over-charged Tenant, then Landlord shall credit against Tenant’s rental obligations next falling due the amount of such over-charge. If the inspection reveals that the Tenant was undercharged, then within thirty (30) days after the results of such inspection are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. The payment by Tenant of any amounts pursuant to this Article 5 shall not preclude Tenant from questioning the correctness of any statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object in writing thereto, conduct and complete its inspection and request that Landlord have the Accountant conduct the inspection as described above prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of the statement in question and the amount of Escalation Rent shown thereon. The results of any such inspection shall be kept strictly confidential by Tenant and the Accountant, and Tenant and the Accountant must agree in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project.

6.  Impositions Payable by Tenant. Tenant shall pay all Impositions prior to delinquency. If billed directly to Tenant, Tenant shall pay such Impositions and concurrently deliver to Landlord evidence of such payments. If any Impositions are billed to Landlord or included in bills to Landlord for Real Estate Taxes or other charges, then Tenant shall pay to Landlord all such amounts within thirty (30) days after delivery of Landlord’s invoice therefor. If applicable law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Base Rent to account for Landlord’s payment of such Imposition, the Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition. Tenant’s obligation to pay Impositions which have accrued and remain unpaid upon the expiration or earlier termination of this Lease shall survive the expiration or earlier termination of this Lease.

7.  Use of Premises.

     7.1 Permitted Use. The Premises shall be used solely for the Permitted Use and for no other use or purpose.

     7.2 No Violation of Requirements. Tenant shall not do or permit to be done, or bring or keep or permit to be brought or kept, in or about the Premises, or any other portion of the Building or the Project, anything which (i) is prohibited by, will in any way conflict with, or would invalidate any Requirements; or (ii) would cause a cancellation of any insurance policy carried by Landlord or Tenant, or give rise to any defense by an insurer to any claim under any such policy of insurance, or increase the existing rate of or adversely affect any insurance policy carried by Landlord, or subject Landlord to any liability or responsibility for injury to any person or property, or (iii) will in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them. If Tenant does or permits anything to be done which increases the cost of any of Landlord’s insurance, or which results in the need, in Landlord’s reasonable judgment, for additional insurance by Landlord or Tenant with respect to any portion of the Premises, the Building or the Project, then Tenant shall reimburse Landlord, upon demand, for any such additional costs or the costs of such additional insurance, and/or procure such additional insurance at Tenant’s sole cost and expense. Exercise by Landlord of such right to require reimbursement of additional costs (including the costs of procuring of additional insurance) shall not limit or preclude Landlord from prohibiting Tenant’s impermissible use of the Premises or from invoking any other right or remedy available to Landlord under this Lease.

     7.3 Compliance with Legal, Insurance and Life Safety Requirements. Tenant, at its cost and expense, shall promptly comply with all Requirements applicable to Tenant’s particular use or occupancy of, or business conducted in, the Premises, and shall maintain the Premises and all portions thereof in compliance with all applicable Requirements. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding involving Tenant, whether or not Landlord is party thereto, that Tenant is in non-compliance with any Requirement shall be conclusive of that fact. In addition, Tenant shall make all modifications to any portion of the Project outside the Premises (including whether structural or capital in nature), which are necessitated, in whole or in part, by (i) Tenant’s use or occupancy of, or business conducted in, the Premises, (ii) any acts or omissions of Tenant or any other Tenant Parties, (iii) any Alterations, or (iv) default by Tenant, or Landlord may elect to perform such modifications at Tenant’s expense.

     7.4 No Nuisance. Tenant shall not (i) do or permit anything to be done in or about the Premises, or any other portion of the Project, which would injure or annoy, or obstruct or interfere with the rights of, Landlord or other occupants of the project, or others lawfully in or about the Project; (ii) use or allow the Premises to be used in any manner inappropriate for comparable office buildings in Emeryville, California, or for any improper or objectionable purposes; or (iii) cause, maintain or permit any nuisance or waste in, on or about the Premises, or any other portion of the Project.

     7.5 Hazardous Materials.

          (a) Compliance with Environmental Laws. Without limiting the generality of Section 7.3 above, Tenant and all other Tenant Parties shall at all times comply with all applicable Environmental Laws with respect to the use and occupancy of any portion of the Project pursuant to this Lease. Tenant and all other Tenant Parties shall not generate, store, handle, or otherwise use, or allow, the generation, storage, handling, or use of, Hazardous Materials in the Premises or transport the same through the Project, except for limited quantities of typical office and cleaning supplies and otherwise in accordance with the Rules and Regulations. In the event of a release of any Hazardous Materials caused by, or due to the act or neglect of, Tenant or any other Tenant Parties, Tenant shall immediately notify Landlord and take such remedial actions as Landlord may direct in Landlord’s sole discretion as necessary or appropriate to abate, remediate and/or clean up the same. If so elected by Landlord by notice to Tenant, Landlord shall take such remedial actions on behalf of Tenant at Tenant’s sole cost and expense. In any event, Landlord shall have the right, without liability or obligation to Tenant, to direct and/or supervise Tenant’s remedial actions and to specify the scope thereof and specifications therefor. Tenant and the other Tenant Parties shall use, handle, store and transport any Hazardous Materials in accordance with applicable Environmental Laws, and shall notify Landlord of any notice of violation of Environmental Laws which it receives from any governmental agency having jurisdiction. In no event shall Landlord be designated as the “generator” on, nor shall Landlord be responsible for preparing, any manifest relating to Hazardous Materials generated or used by Tenant or any other Tenant Parties.

          (b) California Health & Safety Code Section 25359.7. Additional information regarding environmental conditions at the Project is included in Exhibit E to this Lease, which is attached hereto and incorporated by reference herein.

     7.6 Special Provisions Relating to The Americans With Disabilities Act of 1990.

          (a) Allocation of Responsibility to Landlord. As between Landlord and Tenant, Landlord shall be responsible that the public entrances, stairways, corridors, elevators and elevator lobbies and other public areas in the Building comply with the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., The Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto now or hereafter adopted or in effect in connection therewith (hereinafter collectively referred to as the “ADA”), and to take such actions and make such alterations and improvements as are necessary for such compliance. Except for Landlord’s Work, which is to be completed prior to the Commencement Date at its sole cost, as described in Exhibit C-2 attached hereto, all other costs incurred by Landlord in discharging its responsibilities under this Section 7.6.1 shall be included in Operating Expenses as provided in Section 1.1 , subsection (xv).

          (b) Allocation of Responsibility to Tenant. As between Landlord and Tenant, Tenant, at its sole cost and expense, shall be responsible that the Premises, all Alterations to the Premises, Tenant’s use and occupancy of the Premises and Tenant’s performance of its obligations under this Lease, comply with the requirements of the ADA, and to take such actions and make such Alterations as are necessary for such compliance; provided, however, that Tenant shall not make any such Alterations except upon Landlord’s prior written consent pursuant to the terms and conditions of this Lease. Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any claim, demand, cause of action, obligation, liability, loss, cost or expense (including reasonable attorneys’ fees) which may be asserted against or incurred by Landlord as a result of Tenant’s failure in any respect to comply with its obligations set forth in this Section 7.6.2. Tenant’s indeminity obligations set forth in the immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

          (c) General. Notwithstanding anything in this Lease to the contrary, no act or omission of Landlord, including any approval, consent or acceptance by Landlord or Landlord’s agents, employees or other representatives, shall be deemed an agreement, acknowledgment, warranty, or other representation by Landlord that Tenant has complied with the ADA or that any action, alteration or improvement by Tenant complies or will comply with the ADA or constitutes a waiver by Landlord of Tenant’s obligations to comply with the ADA under this Lease or otherwise. Any failure of Landlord to comply with the obligations of the ADA shall not relieve Tenant from any obligations under this Lease or constitute or be construed as a constructive or other eviction of Tenant or disturbance of Tenant’s use and possession of the Premises.

8.  Building Services.

     8.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Term, subject to any limitations imposed by governmental rules, regulations and guidelines applicable thereto:

          8.1.1. Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observance of New Year’s Day, Martin Luther King Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, the day immediately following Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other State of California or nationally recognized legal holidays which are observed by other comparable buildings in the area of Emeryville, California (collectively, the “Holidays”).

          8.1.2. Landlord shall cause to be furnished to Tenant electricity up to the Wattage Allowance for lighting and the operation of electrically-powered office equipment. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

          8.1.3. Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the common areas of the Building.

          8.1.4. Landlord shall provide janitorial services to the Premises, except the dates of observance of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building. Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, shall have one elevator available at all other times, including on the Holidays.

          8.1.5. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

          8.1.6. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

     8.2. Overstandard Tenant Use. Tenant shall not, without Landlord’s prior consent, which consent shall not be unreasonably withheld, (i) install in the Premises (A) lighting and equipment, the aggregate average daily power usage of which exceeds the Wattage Allowance, or which requires a voltage above capacities of the existing applicable panel for those circuits that are currently being used for Tenant’s Premises, (B) heat-generating equipment (other than normal office equipment) or lighting other than lights standard for the Building, or (C) supplementary air conditioning facilities, or (ii) permit occupancy levels in excess of one person per one two hundred (200) square feet of Rentable Area. If, pursuant to this Section 8.2 , heat-generating equipment (other than normal office equipment) or lighting other than Building standard lights are installed or used in the Premises, or occupancy levels are greater than set forth above, or if the Premises or fixtures therein are reconfigured by Alterations, and such equipment, lighting, occupancy levels or Premises reconfiguration affects the temperature otherwise maintained by the Building air conditioning system, or if equipment is installed in the Premises which requires a separate temperature-controlled room, Landlord may, at Landlord’s election after notice to Tenant or upon Tenant’s request, install supplementary air conditioning facilities in the Premises, or otherwise modify the ventilating and air conditioning serving the Premises, in order to maintain the temperature otherwise maintained by the Building air conditioning system or to serve such separate temperature-controlled room. Tenant shall pay the cost of any transformers, additional risers, panel boards and other facilities if, when and to the extent required to furnish power for, and all maintenance and service costs of, any supplementary air conditioning facilities or modified ventilating and air conditioning, or for lighting and/or equipment the power usage of which exceeds the standards set forth in this Section 8.2. The capital, maintenance and service costs of such facilities and modifications shall be paid by Tenant as Rent. Landlord, at its election and at Tenant’s expense, may also install and maintain an electric current meter or water meter (together with all necessary wiring and related equipment) at the Premises to measure the power and/or water usage of such lighting, equipment or ventilation and air conditioning equipment, or may otherwise cause such usage to be measured by reasonable methods. If Tenant desires services in additional amounts than set forth in Section 8.1 above, or any other services that are not provided for in this Lease, Tenant shall make a request for such services to Landlord with such advance notice as Landlord may reasonably require. If Tenant desires services at different times than set forth in Section 8.1 above, Tenant shall notify Landlord and Landlord shall provide such after-hours services provided that Tenant shall pay Landlord’s charges for such services within thirty (30) days after Tenant’s receipt of Landlord’s invoice. Electricity shall be charged at Landlord’s actual cost; the initial charge for HVAC service provided by the Building central system shall be a rate of $39.87 per hour per zone (the “HVAC Additional Rate”); the additional charge for lighting services provided by the Building central system shall be at a rate of $6.85 per hour per zone (the “Lighting Additional Rate”); provided, however, Landlord shall have the right from time to time during the Term, to increase the HVAC Additional Rate and the Lighting Additional Rate to reflect increases in Landlord’s actual cost for providing additional HVAC service and lighting service.

     8.3 Maintenance of Building. Landlord shall maintain the Building and the Project (other than the Premises and the premises of other tenants of the Project) in good order and condition, except for ordinary wear and tear, damage by casualty or condemnation, or damage occasioned by the act or omission of Tenant or other Tenant Parties, which damage shall be repaired by Landlord at Tenant’s expense. Landlord’s maintenance of, and provision of services to, the Project shall be performed in a manner consistent with that of comparable office buildings in the Emeryville, California area. Landlord shall have the right in connection with its maintenance of the Building and the Project hereunder (i) to change the arrangement and/or location of any amenity, installation or improvement in the public entrances, stairways, corridors, elevators and elevator lobbies, and other public areas in the Building or the Project, and (ii) to utilize portions of the public areas in the Building and the Project from time to time for entertainment, displays, product shows, leasing of kiosks or such other uses that in Landlord’s sole judgment tend to attract the public, so long as such uses do not materially interfere with or impair Tenant’s access to or use or occupancy of the Premises or the parking areas.

     8.4 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 8.

Notwithstanding the foregoing, if any interruption in or failure or inability to provide access to the Premises or any of the essential services or utilities described in this Article 8 continues for five (5) or more consecutive business days after Tenant’s written notice thereof to Landlord, and Tenant is unable to conduct and does not conduct any business in a material portion of the Premises as a result thereof during such five (5) business day period, then Tenant shall be entitled to an abatement of Base Rent and Escalation Rent, which abatement shall commence as of the sixth (6th) business day described above and terminate upon the cessation of such interruption, failure or inability, and which abatement shall be based on the portion of the Premises rendered inaccessible or unusable for Tenant’s business by such interruption, failure or inability. The abatement provision set forth above shall be inapplicable to any such interruption, failure or inability that is attributable to (x) damage from fire or other casualty (it being acknowledged that such situation shall be governed by Article 12 ) or condemnation (it being acknowledged that such situation shall be governed by Article 13 ), (y) willful misconduct of Tenant or its officers, directors, employees, agents or contractors, or (z) the negligence of Tenant or its officers, directors, employees, agents or contractors, except where Tenant reimburses Landlord for the deductible required under Landlord’s rental loss insurance.

9.  Maintenance of Premises. Tenant shall, at all times during the Term, at Tenant’s cost and expense, keep the interior non-structural portions of the Premises in good condition and repair, except for ordinary wear and tear and damage by casualty or condemnation. Except as may be specifically set forth in this Lease (including the Work Letter), Landlord has no obligation to alter, remodel, improve, repair, decorate or paint the Premises, or any part thereof, or any obligation respecting the condition, maintenance and repair of the Premises or any other portion of the Building. Tenant hereby waives all rights, including those provided in California Civil Code Section 1941 or any successor statute, to make repairs which are Landlord’s obligation under this Lease at the expense of Landlord or to receive any setoff or abatement of Rent or in lieu thereof to vacate the Premises or terminate this Lease.

10.  Alterations to Premises. All Alterations shall be made in accordance with the Building-standard procedures, specifications, and details (including the standard for construction and quality of materials in the Project) as then established by Landlord, all applicable Requirements, and the provisions of this Article 10.

      10.1 Landlord Consent; Procedure. Tenant shall not make or permit to be made any Alterations without Landlord’s prior written consent, which as to any Major Alterations may be given or withheld in Landlord’s sole discretion.

      10.2 General Requirements.

          (a) All Alterations shall be designed and performed by Tenant at Tenant’s cost and expense; provided, however, that if any Alterations require work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.

          (b) All Alterations shall be performed only by contractors, engineers or architects approved by Landlord, and shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord. Landlord shall not unreasonably withhold or delay its approval of any such contractors, engineers, architects, plans or specifications; provided, however, that Landlord may specify contractors, engineers or architects to perform work affecting the structural portions of the Project or the Building systems. Tenant shall engage only labor that is harmonious and compatible with other labor working in the Project. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance.

          (c) Prior to commencement of the Alterations, Tenant shall deliver to Landlord (i) any building or other permit required by Requirements in connection with the Alterations; (ii) a copy of executed construction contract(s); and (iii) written acknowledgments from all materialmen, contractors, artisans, mechanics, laborers and any other persons furnishing to Tenant with respect to the Premises any labor, services, materials, supplies or equipment in excess of Fifteen Thousand Dollars ($15,000.00) in the aggregate that they will look exclusively to Tenant for payment of any sums in connection therewith and that Landlord shall have no liability for such costs. In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction of the Alterations: (A) commercial general liability insurance with limits of not less than $2,000,000 combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage in an amount not less than $500,000 per incident, $1,000,000 in the aggregate; (B) comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage from covering Automobile Liability, code 1 “any auto,” and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (C) worker’s compensation with statutory limits and employer’s liability insurance with limits of not less than $100,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee; and (D) “Builder’s All Risk” insurance in an amount approved by Landlord covering the Alterations, including such extended coverage endorsements as may be reasonably required by Landlord. All such insurance policies (except workers’ compensation insurance) shall be endorsed to add Landlord, any Encumbrancer and Landlord’s designated agents as additional insureds with respect to liability arising out of work performed by or for Tenant’s general contractor, to specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and to provide that coverage shall not be reduced, terminated, cancelled or materially modified except after thirty (30) days prior written notice has been given to Landlord. Landlord may inspect the original policies of such insurance coverage at any time. Upon Landlord’s request, Tenant shall deliver complete certified copies of such policies. Tenant’s general contractor shall furnish Landlord evidence of insurance for its subcontractors as may be reasonably required by Landlord.

          (d) Tenant shall give Landlord at least twenty (20) days’ prior written notice of the date of commencement of any construction on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall comply with the requirements of Section 3110.5 of the California Civil Code as the contracting owner, to the extent applicable, and prior to commencement of construction, Tenant shall provide Landlord with evidence of compliance with said statute. Tenant acknowledges that the contractual waiver of the benefits of California Civil Code Section 3110.5 is expressly declared to be against public policy.

          (e) Tenant shall promptly commence construction of Alterations, cause such Alterations to be constructed in a good and workmanlike manner and in such a manner and at such times so that any such work shall not disrupt or interfere with the use, occupancy or operations of other tenants or occupants of the Project, and complete the same with due diligence as soon as possible after commencement. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Project.

          (f) In addition to the foregoing, as a condition of its consent to Alterations hereunder, Landlord may impose any requirements that Landlord considers necessary or desirable, including a requirement that Tenant provide Landlord with a surety bond, a letter of credit, or other financial assurance that the cost of the Alterations will be paid when due.

      10.3 Landlord’s Right to Inspect. Landlord or its agents shall have the right (but not the obligation) to inspect the construction of Alterations, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall (i) be deemed to create any liability on the part of Landlord, or (ii) constitute a representation by Landlord that the work so inspected conforms with such plans or complies with any applicable Requirements, or (iii) give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. In addition, under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors, mechanics or engineers, design or construction of any Alteration, or delay in completion of any Alteration.

      10.4 Tenant’s Obligations Upon Completion. Promptly following completion of any Alterations, Tenant shall (i) furnish to Landlord “as-built” drawings and specifications in CAD format showing the Alterations as made and constructed in the Premises, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of Alameda in accordance with Civil Code Section 3093 or any successor statute, and (iii) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials in excess of Fifteen Thousand Dollars ($15,000.00) in the aggregate.

      10.5 Repairs. If any part of the Building systems shall be damaged during the performance of Alterations, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant’s expense. Alternatively, Landlord may require Tenant to repair such damage at Tenant’s sole expense using contractors approved by Landlord.

      10.6 Ownership and Removal of Alterations.

          (a) Ownership. All Alterations shall become a part of the Project and immediately belong to Landlord without compensation to Tenant, unless Landlord consents otherwise in writing; provided, however, that equipment and movable furniture shall remain the property of Tenant.

          (b) Removal. If required by Landlord at the time that Landlord provides its consent to any Alteration, Tenant, prior to the expiration of the Term or termination of this Lease, shall, at Tenant’s sole cost and expense, (i) remove any or all Alterations, (ii) restore the Premises to the condition existing prior to the installation of such Alterations, and (iii) repair all damage to the Premises or Project caused by the removal of such Alterations; provided, however, Landlord hereby acknowledges that Tenant shall have no obligation to remove the Tenant Improvement Work described in the Work Letter. Tenant shall use a contractor designated by Landlord for such removal and repair. If Tenant fails to remove, restore and repair under this Section, then Landlord may remove such Alterations and perform such restoration and repair, and Tenant shall reimburse Landlord for costs and expenses incurred by Landlord in performing such removal, restoration and repair. Subject to the foregoing provisions regarding removal, all Alterations shall be Landlord’s property and at the expiration of the Term or termination of this Lease shall remain on the Premises without compensation to Tenant.

      10.7 Minor Alterations. Notwithstanding any provision in the foregoing to the contrary, Tenant may construct Minor Alterations in the Premises without Landlord’s prior written consent, but with prior notification to Landlord. Before commencing construction of Minor Alterations, Tenant shall submit to Landlord such documentation as Landlord may reasonably require to determine whether Tenant’s proposed Alterations qualify as Minor Alterations. Except to the extent inconsistent with this Section 10.7, Minor Alterations shall otherwise comply with the provisions of this Article 10. All references in this Lease to “Alterations” shall mean and include Minor Alterations, unless specified to the contrary.

      10.8 Landlord’s Expenses. In connection with installing or removing Alterations, Tenant shall pay all reasonable out-of-pocket fees and costs incurred by Landlord for review and approval of Tenant’s plans, specifications and working drawings, and administration by Landlord of the construction, installation or removal of Alterations, and restoration of the Premises to their previous condition. Tenant shall pay the amount of all fees and costs owing pursuant to this Section 10.8 within fifteen (15) days after receipt from Landlord of a statement or invoice therefor.

11.  Liens. Tenant shall keep the Premises, the Building and the Project free from any liens arising out of any work performed or obligations incurred by or for, or materials furnished to, Tenant pursuant to this Lease or otherwise. Landlord shall have the right to post and keep posted on the Premises any notices required by law or which Landlord may deem to be proper for the protection of Landlord, the Premises, the Building and the Project from such liens and to take any other action at the expense of Tenant that Landlord deems necessary or appropriate to prevent, remove or discharge such liens. Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any claim, demand, cause of action, obligation, liability, loss, cost or expense (including reasonable attorneys’ fees) which may be asserted against or incurred by Landlord as a result of Tenant’s failure to comply with the foregoing obligation (which indemnity obligation shall survive the expiration or earlier termination of this Lease).

12.  Damage or Destruction.

      12.1 Obligation to Repair. Except as otherwise provided in this Article 12 , if the Premises, or any other portion of the Building or the Project necessary for Tenant’s use and occupancy of the Premises, are damaged or destroyed by fire or other casualty, Landlord shall, as soon as reasonably practicable (but in no event more than sixty (60) days after such event), notify Tenant of the estimated time, in Landlord’s reasonable judgment, required to repair such damage or destruction. If Landlord’s estimate of time is less than one hundred twenty (120) days after the date of damage or destruction, then (i) Landlord shall proceed with all due diligence to repair the Premises, and/or the portion of the Building or the Project necessary for Tenant’s use and occupancy of the Premises, to substantially the condition existing immediately before such damage or destruction, as permitted by and subject to then applicable Requirements; (ii) this Lease shall remain in full force and effect; and (iii) to the extent such damage or destruction did not result from the negligence or willful act or omission of Tenant or other Tenant Parties, Base Rent shall abate for such part of the Premises rendered unusable by Tenant in the conduct of its business during the time such part is so unusable, in the proportion that the Rentable Area contained in the unusable part of the Premises bears to the total Rentable Area of the Premises.

      12.2 Landlord’s Election. If Landlord determines that the necessary repairs cannot be completed within one hundred twenty (120) days after the date of damage or destruction, or if such damage or destruction arises from causes not covered by Landlord’s insurance policy then in force, Landlord may elect, in its notice to Tenant pursuant to Section 12.1 to (i) terminate this Lease or (ii) repair the Premises or the portion of the Building or the Project necessary for Tenant’s use and occupancy of the Premises pursuant to the applicable provisions of Section 12.1 above. If Landlord terminates this Lease, then this Lease shall terminate as of the date of occurrence of the damage or destruction. If Landlord does not elect to terminate this Lease and the repair period, as set forth by Landlord in its notice to Tenant pursuant to Section 12.1 , exceeds two hundred and seventy (270) days, Tenant may elect to terminate this Lease by notice to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s notice. If Tenant terminates the Lease, then the Lease shall terminate as of the date specified in Tenant’s termination notice, which date shall be no less than thirty (30) days after the date of Tenant’s notice and no more than sixty (60) days after the date of Tenant’s notice.

      12.3 Cost of Repairs. Landlord shall pay the cost for repair of the Building, the Project, and all improvements in the Premises constructed by Landlord, other than any tenant improvements constructed by Tenant and any Alterations. Tenant shall pay the costs to repair all tenant improvements constructed by Tenant and any Alterations (but Landlord shall make available to Tenant for such purpose any insurance proceeds received by Landlord for such purpose under Landlord’s insurance policy then in force). Tenant shall also replace or repair, at

Tenant’s cost and expense, Tenant’s movable furniture, equipment, trade fixtures and other personal property in the Premises which Tenant shall be responsible for insuring during the Term of this Lease.

      12.4 Damage at End of Term. Notwithstanding anything to the contrary contained in this Article 12 , if (a) the Premises, or any other portion thereof or of the Building, are materially damaged or destroyed by fire or other casualty within the last eighteen (18) months of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within sixty (60) days after the date of such event, and (b) if the Premises or any material portion thereof are materially damaged or destroyed by fire or other casualty within the last eighteen (18) months of the Term, then Tenant shall have the right, in its sole discretion, to terminate this Lease by notice to Landlord given within sixty (60) days after the date of such event. Such termination shall be effective on the date specified in the terminating party’s notice, but in no event later than the end of such sixty (60) day period.

      12.5 Waiver of Statutes. The respective rights and obligations of Landlord and Tenant in the event of any damage to or destruction of the Premises, or any other portion of the Building or the Project, are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2) and 1933(4) providing for the termination of a lease upon destruction of the leased property.

13.  Eminent Domain.

      13.1 Effect of Taking. Except as otherwise provided in this Article 13, if all or any part of the Premises is taken as a result of the exercise of the power of eminent domain or condemned for any public or quasi-public purpose, or if any transfer is made in avoidance of such exercise of the power of eminent domain (collectively, “taken” or a “taking”), this Lease shall terminate as to the part of the Premises so taken as of the effective date of such taking. On a taking of a portion of the Premises, Landlord and Tenant shall each have the right to terminate this Lease by notice to the other given within thirty (30) days after the effective date of such taking, if the portion of the Premises taken is of such extent and nature so as to materially impair Tenant’s business use of the balance of the Premises, as reasonably determined by the party giving such notice. Such termination shall be operative as of the effective date of the taking. Landlord may also terminate this Lease on a taking of any other portion of the Building or the Project if Landlord reasonably determines that such taking is of such extent and nature as to render the operation of the remaining Building or the Project economically infeasible or to require a substantial alteration or reconstruction of such remaining portion. Landlord shall elect such termination by notice to Tenant given within thirty (30) days after the effective date of such taking, and such termination shall be operative as of the effective date of such taking. Upon a taking of the Premises which does not result in a termination of this Lease, the Base Rent shall thereafter be reduced as of the effective date of such taking in the proportion that the Retable Area of the Premises so taken bears to the total Retable Area of the Premises.

      13.2 Condemnation Proceeds. Except as hereinafter provided, in the event of any taking, Landlord shall have the right to all compensation, damages, income, rent or awards made with respect thereto (collectively an “award”), including any award for the value of the leasehold estate created by this Lease. No award to Landlord shall be apportioned and, subject to Tenant’s rights hereinafter specified, Tenant hereby assigns to Landlord any right of Tenant in any award made for any taking. So long as such claim will not reduce any award otherwise payable to Landlord under this Section 13.2 , Tenant may seek to recover, at its cost and expense, as a separate claim, any damages or awards payable on a taking of the Premises to compensate for the unamortized cost paid by Tenant for the alterations, additions or improvements, if any, made by Tenant during the initial improvement of the Premises pursuant to the Work Letter and for any Alterations, or for Tenant’s personal property taken, or for interference with or interruption of Tenant’s business (including goodwill), or for Tenant’s removal and relocation expenses.

      13.3 Restoration of Premises. On a taking of the Premises which does not result in a termination of this Lease, Landlord and Tenant shall restore the Premises as nearly as possible to the condition they were in prior to the taking in accordance with the applicable provisions and allocation of responsibility for repair and restoration of the Premises on damage or destruction pursuant to Article 12 above, and both parties shall use any awards received by such party attributable to the Premises for such purpose.

      13.4 Taking at End of Term. Notwithstanding anything to the contrary contained in this Article 13, if the Premises, or any other portion thereof or of the Building or the Project, are taken within the last eighteen(18) months of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such ninety (90) day period.

      13.5 Tenant Waiver. The rights and obligations of Landlord and Tenant on any taking of the Premises or any other portion of the Building or the Project are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Code of Civil Procedure Sections 1265.120 and 1265.130, or any similar successor statute.

14.  Insurance.

      14.1 Liability Insurance. Tenant, at its cost and expense, shall procure and maintain, throughout the Term, the following insurance:

          (a) Commercial General Liability Insurance. Tenant shall maintain a policy(ies) of commercial general liability insurance written on an “occurrence” basis, with limits of liability, in the aggregate, of not less than Three Million Dollars ($3,000,000.00). Such policy(ies) shall cover bodily injury, property damage, personal injury, and advertising injury arising out of or relating (directly or indirectly) to Tenant’s business operations, conduct, assumed liabilities, or use or occupancy of the Premises or the Project, and shall include all the coverages typically provided by the Broad Form Commercial General Liability Endorsement, including broad form property damage coverage (which shall include coverage for completed operations). Tenant’s liability coverage shall further include premises-operations coverage, products liability coverage (if applicable), products-completed operations coverage, owners and contractors protective coverage (when reasonably required by Landlord), and blanket contractual coverage including both oral and written contracts. It is the parties’ intent that Tenant’s contractual liability coverage provide coverage to the maximum extent possible of Tenant’s indemnification obligations under this Lease.

          (b) Tenant’s Workers’ Compensation and Employer Liability Coverage. Tenant shall maintain workers’ compensation insurance as required by law and employer’s liability insurance with limits of no less than One Million Dollars ($ 1,000,000.00) per occurrence.

          (c) Tenant’s Property Insurance. Tenant shall maintain property insurance coverage, extended coverage and special extended coverage insurance for all office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s property in, on, at, or about the Premises and the Project. Such policy shall(i) be written on the broadest available “all risk” (special-causes-of-loss) policy form or an equivalent form acceptable to Landlord, (ii) include an agreed-amount endorsement for no less than the full replacement cost (new without deduction for depreciation) of the covered items and property, and (iii) include vandalism and malicious mischief coverage, sprinkler leakage coverage, and earthquake sprinkler leakage coverage.

          (d) Business Interruption, Loss of Income, and Extra Expense Coverage. Tenant shall maintain business interruption, loss of income, and extra expense insurance covering all direct or indirect loss of income and charges and costs incurred arising out of all perils, failures, or interruptions, including any failure or interruption of Tenant’s business equipment (including, without limitation telecommunications equipment), and the prevention of, or denial of use of or access to all or part of the Premises or the Project, as a result of those perils, failures, or interruptions. The business interruption, loss of income, and extra expense coverage shall provide coverage for no less than twelve (12) months and shall be carried in amounts necessary to avoid any coinsurance penalty that could apply.

          (e) Other Tenant Insurance Coverage. Not more often than once every year and upon not less than thirty (30) days’ prior written notice, Landlord may require Tenant, at Tenant’s sole cost and expense, to procure and maintain other types of insurance coverage and/or increase the insurance limits set forth above if Landlord determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance.

      14.2 Form of Policies. All insurance required by this Article 14 shall be issued on an occurrence basis by solvent companies qualified to do business in the State of California. Any insurance required under this Article 14 may be maintained under a “blanket policy”, insuring other parties and other locations, so long as the amount and coverage required to be provided hereunder is not thereby diminished. Notwithstanding the foregoing, Landlord shall have the right to self-insure against any of the risks required to be insured against under this Article 14. Tenant shall provide Landlord a copy of each policy of insurance or a certificate thereof certifying that the policies contain the provisions required hereunder. Tenant shall deliver such policies or certificates to Landlord within (30) days after the Lease Date, but in no event less than ten (10) business days prior to the Commencement Date or such earlier date as Tenant or other Tenant Parties first enter the Premises and, upon renewal, not less than thirty (30) days prior to the expiration of such coverage. All evidence of insurance provided to

Landlord shall provide (i) that Landlord, Landlord’s managing agent and any other person requested by Landlord who has an insurable interest, is designated as an additional insured without limitation as to coverage afforded under such policy; (ii) for severability of interests or that the acts or omissions of one of the insureds or additional insureds shall not reduce or affect coverage available to any other insured or additional insured; (iii) that the insurer agrees not to cancel or alter the policy without at least thirty (30) days prior written notice to all additional insureds; (iv) that the aggregate liability applies solely to the Premises and the remainder of the Building; and (v) that Tenant’s insurance is primary and noncontributing with any insurance carried by Landlord.

      14.3 Vendors’ Insurance. In addition to any other provision in this Lease (including, without limitation, Article 10 above), Landlord may require Tenant’s vendors and contractors to carry such insurance as Landlord shall deem reasonably necessary.

15.  Waiver of Subrogation Rights. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant, for themselves and their respective insurers, agree to and do hereby release each other of and from any and all claims, demands, actions and causes of action that each may have or claim to have against the other for loss or damage to property, both real and personal, notwithstanding that any such loss or damage may be due to or result from the negligence of either of the parties hereto or their respective employees or agents. Each party shall, to the extent such insurance endorsement is lawfully available at commercially reasonable rates, obtain or cause to be obtained, for the benefit of the other party, a waiver of any right of subrogation which the insurer of such party may acquire against the other party by virtue of the payment of any such loss covered by such insurance.

16.  Tenant’s Waiver of Liability and Indemnification.

      16.1 Waiver and Release. Except to the extent due to the gross negligence or willful misconduct of Landlord, Landlord shall not be liable to Tenant or other Tenant Parties, and Tenant waives and releases Landlord and Landlord’s managing agent from, all claims for loss or damage to any property or injury, illness or death of any person in, upon or about the Premises and/or any other portion of the Building (including claims caused in whole or in part by the act, omission, or neglect of other tenants, contractors, licensees, invitees or other occupants of the Building or their agents or employees). The waiver and release contained in this Section 16.1 extends to the officers, directors, shareholders, partners, employees, agents and representatives of Landlord.

      16.2 Indemnification of Landlord. Tenant shall indemnify, defend, protect and hold Landlord harmless of and from any and all loss, liens, liability, claims, causes of action, damage, injury, cost or expense arising out of or in connection with (i) the making of any alterations, additions or other improvements made by or on behalf of Tenant during the initial improvement of the Premises pursuant to the Work Letter or any Alterations, or (ii) injury to or death of persons or damage to property occurring or resulting directly or indirectly from: (A) the use or occupancy of, or the conduct of business in, the Premises by Tenant or its subtenants or any of their respective officers, directors, employees, agents, contractors, invitees or licensees; (B) any other occurrence or condition in or on the Premises; and (C) acts, neglect or omissions of Tenant or other Tenant Parties, in or about any portion of the Building. Tenant’s indemnity obligation includes reasonable attorneys’ fees and costs, investigation costs and all other reasonable costs and expenses incurred by Landlord. If Landlord disapproves the legal counsel proposed by Tenant for the defense of any claim indemnified against hereunder, Landlord shall have the right to appoint its own legal counsel, the reasonable fees, costs and expenses of which shall be included as part of Tenant’s indemnity obligation hereunder. The indemnification contained in this Section 16.2 shall extend to the officers, directors, shareholders, partners, employees, agents and representatives of Landlord.

      16.3 Indemnification of Tenant. Landlord shall indemnify, defend, protect and hold Tenant harmless of and from any and all loss, liens, liability, claims, causes of action, damage, injury, cost or expense arising out of or in connection with (i) any breach or default by Landlord in the performance of any of its obligations under this Lease, or (ii) any loss or damage to property or injury to person occurring in the public entrances, stairways, corridors, elevators and elevator lobbies, and other public areas in the Building or the other public areas in the Building (except for such loss, damage or injury for which Tenant is obligated to indemnify Landlord under Section 16.2).

17.  Assignment and Subletting.

      17.1 Compliance Required. Tenant shall not, directly or indirectly, voluntary or by operation of law, sell, assign or otherwise transfer this Lease, or any interest herein (collectively, “assign” or “assignment”), or sublet the Premises, or any part thereof, or permit the occupancy of the Premises by any person other than Tenant (collectively, “sublease” or “subletting”, the assignee or subleases under an assignment or sublease being referred to as a “transferee”), without Landlord’s prior consent given or withheld in accordance with the express standards and conditions of this Article 17 and compliance with the other provisions of this Article 17. Any assignment or subletting made in violation of this Article 17 shall be void. As used herein, an “assignment” includes any sale or other transfer (such as by consolidation, merger or reorganization) of a majority of the voting stock of Tenant, if Tenant is a corporation, or any sale or other transfer of a majority of the beneficial interest in Tenant, if Tenant is any other form of entity. Tenant acknowledges that the limitations on assignment and subletting contained in this Article 17 are expressly authorized by California Civil Code Section 1995.010 et seq. , and are fully enforceable.

      17.2 Request by Tenant; Landlord Response. If Tenant desires to effect an assignment or sublease, Tenant shall submit to Landlord a request for consent together with the identity the parties to the transaction, the nature of the transferee’s proposed business use for the Premises, the proposed documentation for and terms of the transaction, and all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved therein, including certified financial information, credit reports, the business background and references regarding the transferee, and an opportunity to meet and meeting the transferee. Within twenty (20) days after the later of such meeting or the receipt of all such information required by Landlord, or within thirty (30) days after the date of Tenant’s request to Landlord if Landlord does not request additional information or an meeting, Landlord shall have the right, by notice to Tenant, to: (i) consent to the assignment or sublease, subject to the terms of this Article 17; (ii) decline to consent to the assignment or sublease; (iii) in the case of a subletting, to sublet from Tenant the portion of the Premises proposed to be sublet on the terms and conditions set forth in Tenant’s request to Landlord, unless the rent terms exceed the allocable Rent payable by Tenant hereunder, in which event only such Rent shall be payable by Landlord under such subletting; or (iv) terminate this Lease as to the affected portion of the Premises as of the date specified by Tenant as the effective date of the proposed assignment or sublease, in which event Tenant will be relieved of all unaccrued obligations hereunder as to such portion as of such date, other than those obligations which survive termination of this Lease. If Landlord elects so to terminate, Tenant shall have the right, by notice to Landlord within five (5) days after Landlord’s exercise of such right, to rescind its request for the proposed assignment or subletting, in which event this Lease shall not terminate and shall remain in full force and effect.

      17.3 Conditions for Landlord Approval. In the event Landlord elects not to sublet from Tenant or terminate this Lease (in whole or in part) as provided in clauses (iii) and (iv) of Section 17.2 , Landlord shall not unreasonably withhold its consent to a proposed subletting or assignment by Tenant. Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Tenant agrees that Landlord would be acting reasonably in withholding its consent in the following instances: (i) if Tenant is in default under this Lease; (ii) if the transferee is a governmental or quasi-governmental agency, foreign or domestic; (iii) if the transferee is an existing tenant in the Building and Landlord has been involved in active negotiations with such tenant at any time during the preceding three (3) month period; (iv) if, in Landlord’s sole judgment the transferee’s business, use and/or occupancy of the Premises would (A) violate any of the terms of this Lease or the lease of any other tenant in the Building, or (B) not be comparable to and compatible with the types of use by other tenants in the Building, (C) fall within any category of use for which Landlord would not then lease space in the Building under its leasing guidelines and policies then in effect, (D) require any Alterations which would reduce the value of the existing leasehold improvements in the Premises, or (E) result in increased density per floor or require increased services by Landlord; or (v) if the financial condition of the transferee does not meet the requirements applied by Landlord for other tenants in the Building under leases with comparable terms, or in Landlord’s sole judgment the business reputation of the transferee is not consistent with that of other tenants of the Building. If Landlord consents to an assignment or sublease, the terms of such assignment or sublease transaction shall not be modified without Landlord’s prior written consent pursuant to this Article 17. Landlord’s consent to an assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

      17.4 Costs and Expenses. As a condition to the effectiveness of any assignment or subletting under this Article 17 , Tenant shall pay to Landlord a processing fee of Five Hundred Dollars ($500.00) and all reasonable out-of-pocket costs and expenses, including attorneys’ fees and disbursements, incurred by Landlord in evaluating Tenant’s requests for assignment or sublease, whether or not Landlord consents to an assignment or sublease, but in no event shall such out-of-pocket costs exceed Three Thousand Dollars ($3,000.00) in the aggregate for each request that Tenant makes for Landlord’s approval of an assignment or sublease. Tenant shall pay the processing fee with Tenant’s request for Landlord’s consent under Section 17.2. Tenant shall also pay to Landlord all costs and expenses incurred by Landlord due to a transferee taking possession of the Premises, including freight elevator operation, security service, janitorial service and rubbish removal.

      17.5 Payment of Excess Rent and Other Consideration. Tenant shall also pay to Landlord, promptly upon Tenant’s receipt thereof, fifty percent (50%) of any and all rent, sums or other consideration, howsoever denominated, realized by Tenant in connection with any assignment or sublease transaction in excess of the Base Rent and Escalation Rent payable hereunder (prorated to reflect the Rent allocable to the portion of the Premises if a sublease), after first deducting, (i) in the case of an assignment, the unamortized reasonable cost of Alterations paid for by Tenant and reasonable real estate commissions paid by Tenant in connection with such assignment and, (ii) in the case of a sublease, the reasonable cost of Alterations made to the Premises at Tenant’s cost to effect the sublease, and the reasonable amount of any real estate commissions paid by Tenant, both amortized over the term of the sublease.

      17.6 Assumption of Obligations; Further Restrictions on Subletting. Each assignee shall, concurrently with any assignment, assume all obligations of Tenant under this Lease. Each sublease shall be made subject to this Lease and all of the terms, covenants and conditions contained herein; and the surrender of this Lease by Tenant, or a mutual cancellation thereof, or the termination of this Lease in accordance with its terms, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or operate as an assignment to Landlord of any or all such subleases. No sublessee (other than Landlord) shall have the right further to sublet. Any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as a sublease by Tenant. No sublease, once consented to by Landlord, shall be modified without Landlord’s prior consent. No assignment or sublease shall be binding on Landlord unless the transferee delivers to Landlord a fully executed counterpart of the assignment or sublease which contains the assumption by the assignee, or recognition by the sublessee, of the provisions of this Section 17.6, in form and substance satisfactory to Landlord, but the failure or refusal of a transferee to deliver such instrument shall not release or discharge such transferee from the provisions and obligations of this Section 17.6, but such failure shall constitute a default by Tenant under this Lease.

      17.7 No Release. No assignment or sublease shall release Tenant from its obligations under this Lease, whether arising before or after the assignment or sublease. The acceptance of Rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision of this Article 17. On a default by any assignee of Tenant in the performance of any of the terms, covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of commencing or exhausting remedies against such assignee. No consent by Landlord to any further assignments or sublettings of this Lease, or any modification, amendment or termination of this Lease, or extension, waiver or modification of payment or any other obligations under this Lease, or any other action by Landlord with respect to any assignee or sublessee, or the insolvency, or bankruptcy or default of any such assignee or sublessee, shall affect the continuing liability of Tenant for its obligations under this Lease and Tenant waives any defense arising out of or based thereon, including any suretyship defense of exoneration. Landlord shall have no obligation to notify Tenant or obtain Tenant’s consent with respect to any of the foregoing matters.

      17.8 No Encumbrance. Notwithstanding anything to the contrary contained in this Article 17 , Tenant shall have no right to encumber, pledge, hypothecate or otherwise transfer this Lease, or any of Tenant’s interest or rights hereunder, as security for any obligation or liability of Tenant.

      17.9 Assignment or Sublease to Related Entity. Notwithstanding anything to the contrary above, as long as Peplin Operations USA, Inc. is the Tenant in possession of the Premises and no event of default under this Lease then exists, Peplin Operations USA, Inc. shall have the right, subject to the terms and conditions set forth in this Section 17.9 , without the consent of Landlord, but without in any way releasing Peplin Operations USA, Inc. from any of its obligations under this Lease, to (a) assign its interest in this Lease to (i) any corporation which is a successor to Tenant either by merger or consolidation, or (ii) a purchaser of all or substantially all of Tenant’s assets (provided such purchaser shall have also assumed substantially all of Tenant’s liabilities), or (iii) to a corporation or other entity which shall control, be under the control of, or be under common control with Peplin Operations USA, Inc. (the term “control” as used herein shall be deemed to mean ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation, or other majority equity and control interest if Tenant is not a corporation) (any such entity being a “Related Entity”), or (b) sublease all or any portion of the Premises to a Related Entity. Any assignment or sublease to a Related Entity pursuant to this Section 17.9 shall be subject to the following conditions: (i) the principal purpose of such assignment or sublease is not the acquisition of Tenant’s interest in this Lease (except if such assignment or sublease is made to a Related Entity and is made for a valid intra-corporate business purpose and is not made to circumvent the provisions of this Article 17) , (ii) any such assignee shall have a net worth and annual income and cash flow (or net worth and current cash balances, determined in accordance with generally accepted accounting principles, consistently applied, after giving effect to such assignment, in amounts necessary to perform its duties, obligations and liabilities hereunder, as reasonably determined by Landlord, (iii) such assignment or sublease shall be subject to the terms of this Lease, including the provisions of Section 17.6 and Section 17.7 , and (iv) such Related Entity shall execute all documents reasonably requested by Landlord to confirm the foregoing. Tenant shall, within thirty (30) days after execution thereof, deliver to Landlord (A) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed by Tenant, (B) if applicable, evidence reasonably satisfactory to Landlord establishing compliance by the assignee with the net worth, income and cash flow requirements set forth above, (C) an instrument, duly executed authorized by the assignee, in which such assignee clearly and unequivocally assumes observance and performance of, and agrees to be bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, or (D) a duplicate original sublease in form and substance reasonably satisfactory to Landlord, duly executed by Tenant and subtenant.

18.  Rules and Regulations. Tenant shall observe and comply, and shall cause the other Tenant Parties to observe and comply, with the Rules and Regulations of the Building, a copy of which are attached to this Lease as Exhibit F , and, after notice thereof, with all modifications and additions thereto from time to time promulgated in writing by Landlord. Landlord shall not be responsible to Tenant or other Tenant Parties for noncompliance with any Rules and Regulations of the Building by any other tenant, sublessee, employee, agent, contractor, licensee, invitee or other occupant of the Building.

19.  Entry of Premises by Landlord.

      19.1 Right to Enter. Upon reasonable advance written notice to Tenant (except in emergencies or in order to provide regularly scheduled or other routine Building standard services or additional services requested by Tenant, or post notices of nonresponsibility or other notices permitted or required by law when no such notice shall be required), Landlord and its authorized agents, employees, and contractors may enter the Premises at reasonable hours to; (i) inspect the same; (ii) determine Tenant’s compliance with its obligations hereunder; (iii) exhibit the same to prospective purchasers, lenders or tenants; (iv) supply any services to be provided by Landlord hereunder; (v) post notices of nonresponsibility or other notices permitted or required by law; (vi) make repairs, improvements or alterations, or perform maintenance in or to, the Premises or any other portion of the Building, including Building systems; and (vii) perform such other functions as Landlord deems reasonably necessary or desirable. Landlord may also grant access to the Premises to government or utility representatives and bring and use on or about the Premises such equipment as reasonably necessary to accomplish the purposes of Landlord’s entry. Landlord shall use reasonable good faith efforts to effect all entries and perform all work hereunder in such manner as to minimize interference with Tenant’s use and occupancy of the Premises. Landlord shall have and retain keys with which to unlock all of the doors in or to the Premises (excluding Tenant’s vaults, safes and similar secure areas designated in writing by Tenant in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises, including secure areas.

      19.2 Tenant Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Article 19, may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Project, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Premises and/or the Project which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the project. Without limiting the generality of Section 16.1 above, Tenant waives any claim for damages for any inconvenience to or interference with Tenant’s business, or any loss of occupancy or quiet enjoyment of the Premises, or any other loss, occasioned by any entry effected or work performed under this Article 19 , and Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry or performance of such work. No entry to the Premises by Landlord or anyone acting under Landlord shall constitute a forcible or unlawful entry into, or a detainer of, the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

20.  Default and Remedies.

      20.1 Events of Default. The occurrence of any of the following events shall constitute a default by Tenant under this Lease; provided, however, if a time period is specified in Section 20.2 for cure of such default, then Tenant may cure such default within such time period):

          a. Nonpayment of Rent. Failure to pay any Rent when due, or failure to deposit a replacement Letter of Credit or renew an expiring Letter of Credit or provide a substitute Letter of Credit or otherwise comply with the obligations regarding the Letter of Credit as described below within the time periods specified therein.

          b. Unpermitted Assignment. An assignment or sublease made in contravention of any of the provisions of Article 17 above.

          c. Abandonment. Abandonment of the Premises for a continuous period in excess of ten (10) business days. For purposes hereof, “abandonment” means cessation by Tenant of the conduct of its business in the Premises or removal from the Premises of the personal property, equipment and furnishings used by Tenant in its business in the premises.

          d. Other Obligations. Failure to perform or fulfill any other obligation, covenant, condition or agreement under this Lease.

          e. Bankruptcy and Insolvency. A general assignment by Tenant for the benefit of creditors, any action or proceeding commenced by Tenant under any insolvency or bankruptcy act or under any other statute or regulation for protection from creditors, or any such action commenced against Tenant and not discharged within thirty (30) days after the date of commencement; the employment or appointment of a receiver or trustee to take possession of all or substantially all of Tenant’s assets or the Premises; the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof; the admission by Tenant in writing of its inability to pay its debts as they become due; or the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any such proceeding against Tenant, such proceeding is not dismissed. For purposes of this Section 20.1 (e), “Tenant” means Tenant and any partner of Tenant, if Tenant is a partnership, or any person or entity comprising Tenant, if Tenant is comprised of more than one person or entity, or any guarantor of Tenant’s obligations, or any of them, under this Lease.

      20.2 Notice to Tenant. Upon the occurrence of any default, Landlord shall give Tenant notice thereof. Such notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by California Code of Civil Procedure Section 1161 or any similar or successor statute; and giving of such notice in the manner required by Article 28 shall replace and satisfy any service-of-notice procedures set forth in any statute, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute. If a time period is specified below for cure of such default, then Tenant may cure such default within such time period. To the fullest extent allowed by law, Tenant hereby waives any right under law now or hereinafter enacted to any other time period for cure of default.

          a. Nonpayment of Rent. For failure to pay Rent when due, within three (3) days after Landlord’s notice to Tenant of such failure, unless Tenant has failed more than one (1) time in any calendar year to timely pay any Rent, in which event no cure period shall apply with respect to Rent during the balance of such calendar year.

          b. Other Obligations. For failure to perform any obligation, covenant, condition or agreement under this Lease (other than nonpayment of Rent, an assignment or subletting in violation of Article 17 or Tenant’s abandonment of the Premises or any other failure specified in Section 20.1 above) within ten (10) days after Landlord’s notice or, if the failure is of a nature requiring more than ten (10) days to cure, then an additional twenty (20) days after the expiration of such ten (10) day period, but only if Tenant commences cure within such ten (10) day period and thereafter diligently pursues such cure to completion within such additional twenty (20) day period. If Tenant has failed to perform any such obligation, covenant, condition or agreement more than two (2) times during the Term and notice of such event of default has been given by Landlord in each instance, then no cure period shall apply.

          c. No Cure Period. No cure period shall apply for any other event of default specified in Section 20.1.

      20.3 Remedies Upon Occurrence of Default. On the occurrence of a default which Tenant fails to cure after notice and expiration of the time period for cure, if any, specified in Section 20.2 above, Landlord shall have the right either (i) to terminate this Lease and recover possession of the Premises, or (ii) to continue this Lease in effect and enforce all Landlord’s rights and remedies under California Civil Code Section 1951.4 (by which Landlord may recover Rent as it becomes due, subject to Tenant’s right to assign pursuant to Article 17). Landlord may store any property of Tenant located in the Premises at Tenant’s expense or otherwise dispose of such property in the manner provided by law. If Landlord does not terminate this Lease, Tenant shall in addition to continuing to pay all Rent when due, also pay Landlord’s costs of attempting to relet the Premises, any repairs and alterations necessary to prepare the Premises for such reletting, and brokerage commissions and attorneys’ fees incurred in connection therewith, less the rents, if any, actually received from such reletting. Notwithstanding Landlord’s election to continue this Lease in effect, Landlord may at any time thereafter terminate this Lease pursuant to this Section 20.3

      20.4 Damages Upon Termination. If and when Landlord terminates this Lease pursuant to Section 20.3 , Landlord may exercise all its rights and remedies available under California Civil Code Section 1951.2, including the right to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided. As used herein and in Civil Code Section 1951.2, “time of award” means either the date upon which Tenant pays to Landlord the amount recoverable by Landlord, or the date of entry of any determination, order or judgment of any court or other legally constituted body determining the amount recoverable, whichever occurs first.

      20.5 Computation of Certain Rent for Purposes of Default. For purposes of computing unpaid Rent pursuant to Section 20.4 above, Escalation Rent for the balance of the Term shall be determined by averaging the amount paid by Tenant as Escalation Rent for the calendar year prior to the year in which the default occurred (or, if the prior year is the Base Year or such default occurs during the Base Year, Escalation Rent shall be based on Landlord’s operating budget for the Building for the Base Year), increasing such average amount for each calendar year (or portion thereof) remaining in the balance of the Term at a per annum compounded rate equal to the mean average rate of increase for the preceding five (5) calendar years in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index (All Urban Consumers, All Items, 1982-1984 = 100) for the Metropolitan Area of which San Francisco, California, is a part, and adding together the resulting amounts. If such Index is discontinued or revised, such computation shall be made by reference to the index designated as the successor or substitute index by the United States Department of Labor, Bureau of Labor Statistics, or its successor agency, and if none is designated, by a comparable index as determined by Landlord in its sole discretion, which would likely achieve a comparable result to that achieved by the use of the Consumer Price Index. If the base year of the Consumer Price Index is changed, then the conversion factor specified by the Bureau, or successor agency, shall be utilized to determine the Consumer Price Index.

      20.6 Landlord’s Right to Cure Defaults. If Tenant fails to pay Rent (other than Base Rent and Escalation Rent) required to be paid by it hereunder or fails to perform any other obligation under this Lease, and Tenant fails to cure such default within the applicable cure period, if any, specified in Section 20.2 above, then Landlord may, without waiving any of Landlord’s rights in connection therewith or releasing Tenant from any of its obligations or such default, make any such payment or perform such other obligation on behalf of Tenant. All payments so made by Landlord, and all costs and expenses incurred by Landlord to perform such obligations, shall be due and payable by Tenant as Rent immediately upon receipt of Landlord’s demand therefor.

      20.7 Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease.

      20.8 Remedies Cumulative. The rights and remedies of Landlord under this Lease are cumulative and in addition to, and not in lieu of, any other rights and remedies available to Landlord at law or in equity. Landlord’s pursuit of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other right or remedy.

21.  Subordination, Attornment and Nondisturbance.

      21.1 Subordination and Attornment. This Lease and all of Tenant’s rights hereunder shall be subordinate to any ground lease or underlying lease, and the lien of any mortgage, deed of trust, or any other security instrument now or hereafter affecting or encumbering the Building, or any part thereof or interest therein, and to any and all advances made on the security thereof or Landlord’s interest therein, and to all renewals, modifications, consolidations, replacements and extensions thereof (an “encumbrance”, the holder of the beneficial interest thereunder being referred to as an “encumbrancer”). An encumbrancer may, however, subordinate its encumbrance to this Lease, and if an encumbrancer so elects by notice to Tenant, this Lease shall be deemed prior to such encumbrance. If any encumbrance to which this Lease is subordinate is foreclosed, or a deed in lieu of foreclosure is given to the encumbrancer thereunder, Tenant shall attorn to the purchaser at the foreclosure sale or to the grantee under the deed in lieu of foreclosure; and if any encumbrance consisting of a ground lease or underlying lease to which this Lease is subordinate is terminated, Tenant shall attorn to the lessor thereof. Tenant shall execute, acknowledge and deliver in the form requested by Landlord or any encumbrancer, any documents required to evidence or effectuate the subordination hereunder, or to make this Lease prior to the lien of any encumbrance, or to evidence such attomment.

      21.2 Nondisturbance. If any encumbrance to which this Lease is subordinate is foreclosed, or a deed in lieu of foreclosure is given to the encumbrancer thereunder, or if any encumbrance consisting of a ground lease or underlying lease to which this Lease is subordinate is terminated, this Lease shall not terminate, and the rights and possession of Tenant under this Lease shall not be disturbed if (i) no default by Tenant then exists under this Lease; (ii) Tenant attorns to the purchaser, grantee, or successor lessor as provided in Section 21.1 above or, if requested, enters into a new lease for the balance of the Term upon the same terms and provisions contained in this Lease; and (iii) Tenant enters into a written agreement in a form reasonably acceptable to such encumbrancer with respect to subordination, attornment and non- disturbance

22.  Sale or Transfer by Landlord; Lease Non-Recourse.

      22.1 Release of Landlord on Transfer. Landlord may at any time transfer, in whole or in part, its right, title and interest under this Lease and in the Building and the Project, or any portion thereof. If the original Landlord hereunder, or any successor to such original Landlord, transfers (by sale, assignment or otherwise) its right, title or interest in the Building, all liabilities and obligations of the original Landlord or such successor under this Lease accruing after such transfer shall terminate provided that such liabilities are assumed in writing by the transferee, the original Landlord or such successor shall automatically be released therefrom, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant shall attorn to each such new owner.

      22.2 Lease Nonrecourse to Landlord. Landlord shall in no event be personally liable under this Lease, and Tenant shall look solely to Landlord’s interest in the Project, for recovery of any damages for breach of this Lease by Landlord or on any judgment in connection therewith. None of the persons or entities comprising or representing Landlord (whether partners, shareholders, officers, directors, trustees, employees, beneficiaries, agents or otherwise) shall ever be personally liable under this Lease or liable for any such damages or judgment and Tenant shall have no right to effect any levy of execution against any assets of such persons or entities on account of any such liability or judgment. Any lien obtained by Tenant to enforce any such judgment, and any levy of execution thereon, shall be subject and subordinate to all encumbrances as specified in Article 21 above.

23.  Estoppel Certificate.

      23.1 Procedure and Content. From time to time, and within ten (10) days after written notice by Landlord, Tenant shall execute, acknowledge, and deliver to Landlord a certificate as specified by Landlord certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and identifying each modification); (ii) the Commencement Date and Expiration Date; (iii) that Tenant has accepted the Premises (or the reasons Tenant has not accepted the Premises), and if Landlord has agreed to make any alterations or improvements to the Premises, that Landlord has properly completed such alterations or improvements (or the reasons why Landlord has not done so); (iv) the amount of the Base Rent and current Escalation Rent, if any, and the date to which such Rent has been paid; (v) that Tenant has not committed any event of default, except as to any events of default specified in the certificate, and whether there are any existing defenses against the enforcement of Tenant’s obligations under this Lease; (vi) that no default of Landlord is claimed by Tenant, except as to any defaults specified in the certificate; and (vii) such other matters as may be requested by Landlord.

      23.2 Effect of Certificate. Any such certificate may be relied upon by any prospective purchaser of any part or interest in the Building or the Project or any encumbrancer (as defined in Section 21.1) and, at Landlord’s request, Tenant shall deliver such certificate to Landlord and/or to any such entity and shall agree to such notice and cure provisions and such other matters as such entity may reasonably require. In addition, at Landlord’s request, Tenant shall provide to Landlord for delivery to any such entity such information, including financial information, that may reasonably be requested by any such entity. Any such certificate shall constitute a waiver by Tenant of any claims Tenant may have in contravention to the information contained in such certificate and Tenant shall be estopped from asserting any such claim. If Tenant fails or refuses to give a certificate hereunder within the time period herein specified, then the information contained in such certificate as submitted by Landlord shall be deemed correct for all purposes, but Landlord shall have the right to treat such failure or refusal as a default by Tenant.

24.  No Light, Air, or View Easement. Nothing contained in this Lease shall be deemed, either expressly or by implication, to create any easement for light and air or access to any view. Any diminution or shutting off of light, air or view to or from the Premises by any structure which now exists or which may hereafter be erected, whether by Landlord or any other person, shall in no way affect this Lease or Tenant’s obligations hereunder, entitle Tenant to any reduction of Rent, or impose any liability on Landlord. Further, under no circumstances at any time during the Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.

25.  Holding_Over. No holding over by Tenant shall operate to extend the Term. If Tenant remains in possession of the Premises after expiration or termination of this Lease, unless otherwise agreed by Landlord in writing, then (i) Tenant shall become a tenant at sufferance upon all the applicable terms and conditions of this Lease, except that Base Rent shall be increased to equal 150% of the Base Rent then in effect; (ii) Tenant shall indemnify, defend, protect and hold harmless Landlord, and any tenant to whom Landlord has leased all or part of the Premises, from any and all liability, loss, damages, costs or expense (including loss of Rent to Landlord or additional rent payable by such tenant and reasonable attorneys’ fees) suffered or incurred by either Landlord or such tenant resulting from Tenant’s failure timely to vacate the Premises; and (iii) such holding over by Tenant shall constitute a default by Tenant.

26.  Application of Security Deposit. Upon execution of this Lease by Landlord and Tenant, Tenant shall deposit with Landlord, in cash, the Security Deposit as specified in the Basic Lease Information. At Tenant’s option, the Security Deposit may be in the form of an unconditional, clean, irrevocable, standby letter of credit complying with the terms of this Article 26 (the “Letter of Credit”). The Security Deposit shall be held by Landlord as security for the performance by Tenant of all its obligations under this Lease. If Tenant fails to pay any Rent due hereunder, or otherwise commits a default with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any such Rent or for the payment of any other amounts expended or incurred by Landlord by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may incur thereby. Tenant hereby waives the provisions of Section 1950. 7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit (including the Letter of Credit) only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Exercise by Landlord of its rights hereunder shall not constitute a waiver of, or relieve Tenant from any liability for, any default. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) day, after demand by Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full amount. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without interest, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest under this Lease, or to such person as Landlord and Tenant otherwise agree) within thirty (30) days after the later of (i) the date of expiration or earlier Termination of this Lease, or (ii) vacation of the Premises by Tenant if the Premises has been left in the condition specified by this Lease. Landlord’s receipt and retention of the Security Deposit shall not create any trust or fiduciary relationship between Landlord and Tenant and Landlord need not keep the Security Deposit separate from its general accounts. Upon termination of the original Landlord’s (or any successor owner’s interest in the Premises, the original Landlord (or such successor) shall be released from further liability with respect to the Security Deposit upon the original Landlord’s (or such successor’s) compliance with California Civil Code Section 1950.7(d), or successor

26.1  Letter of Credit Provisions. It at any time Tenant elects to deposit a Letter of Credit as the Security Deposit in place of the cash Security Deposit, Tenant shall so notify Landlord in writing and shall deliver to Landlord a Letter of Credit in compliance with this Article 26. The term of the Letter of Credit shall commence no later than the date of delivery of the Letter of Credit to Landlord and shall be for a term of at least 12 months after such date of delivery. Tenant shall either replace an expiring Letter of Credit with a Letter of Credit in an amount equal to the original Letter of Credit or renew the expiring Letter of Credit, in any event no later than thirty (30) days prior to the expiration of the term of the Letter of Credit then in effect. If Tenant fails to deposit a replacement Letter of Credit or renew the expiring Letter of Credit, Landlord shall have the right to draw upon the expiring Letter of Credit for the full amount thereof and hold the same as the Security Deposit; provided, however, that if Tenant provides a replacement Letter of Credit that meets the requirements of this Article 26, then

Landlord shall return to Tenant promptly in cash that amount of the Letter of Credit that had been drawn upon by Landlord. If a Letter of Credit is deposited with Landlord in lieu of a cash Security Deposit during the final lease year of the Lease Term, the expiry date of such Letter of Credit shall be no earlier than the date which is thirty (30) days after the expiration date of the Lease Term. If the then-existing Letter of Credit does not comply with the foregoing, Tenant shall provide a replacement Letter of Credit that does so comply no later than thirty days prior to the expiration date of the Lease Term. If Tenant fails to provide such replacement Letter of Credit, Landlord shall have the right to draw upon the expiring Letter of Credit as provided above with respect to any other expiring Letter of Credit. The Letter of Credit shall be issued by a money-center bank (a bank which accepts deposits, which maintains accounts, which has a local Bay Area office which will negotiate a letter of credit and whose deposits are insured by the FDIC), whose financial strength shall be sufficient to meet liquidity demands with respect to issued letters of credits (such as Silicon Valley Bank) and which is otherwise reasonably acceptable by to Landlord (the “Bank”). If Landlord notifies Tenant in writing that the Bank which issued the Letter of Credit has become financially unacceptable (e.g., the bank is under investigation by governmental authorities, the bank no longer has the financial strength equivalent to Silicon Valley Bank or has filed bankruptcy or reorganization proceedings), then Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof. The Letter of Credit shall be in a form containing the required provisions set forth in this Article 26. The premium or purchase price of, or any other Bank fees (including transfer or assignment fees) associated with, such Letter of Credit shall be paid by Tenant. The Letter of Credit shall, without limiting the foregoing, provide that:

          (a) Such Letter of Credit shall be transferable, irrevocable and unconditional, so that Landlord, or its successor(s) in interest, may at any time draw on the Letter of Credit against sight drafts presented by Landlord, accompanied by Landlord’s statement that said drawing is in accordance with the terms and conditions of this Lease; no other document or certification from Landlord shall be required to negotiate the Letter of Credit and the Landlord may draw on any portion of the then uncalled upon amount thereof without regard to and without the Bank inquiring as the right or lack of right of the holder of said Letter of Credit to effect such draws or the existence or lack of existence of any defenses by Tenant with respect thereto;

          (b) Landlord does effect a draw on the Letter of Credit, such draw amount may, at Landlord’s option, be in the full amount of the Letter of Credit or a partial draw, but in any event only as shall be necessary to compensate Landlord for Tenant’s default.

          (c) Any failure or delay of Landlord to draw any portion of the Letter of Credit shall not act as a waiver of Landlord’s right to do so at any time thereafter or constitute a waiver of any default with respect to the Lease.

          (d) Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a draw by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional upon this Lease or to justify the issuer of the Letter of Credit in failing to honor a draw upon such Letter of Credit in a timely manner. In the event Landlord is determined through any dispute resolution procedure agreed upon by the parties or by a court of competent jurisdiction to have improperly drawn on the Letter of Credit, then Tenant shall be entitled to receive a prompt refund of such amount from Landlord, as well as any and all bank fees and reasonable attorneys’ fees incurred as a result of such draw; provided, however, that if such determination is in favor of Landlord, then Tenant shall pay to Landlord any and all costs incurred by Landlord, including reasonable attorneys fees, as a result of such dispute resolution, The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and such use, application or retention shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

26.2 Independent Contract. Tenant acknowledges and agrees that the Letter of Credit constitutes a separate and independent contract between Landlord and the issuing bank, that Tenant is not a third party beneficiary of such contract, and that Landlord’s claim under the Letter of Credit for the full amount due and owing thereunder shall not be, in any way, restricted, limited altered or impaired by virtue of any provision of the Bankruptcy Code, including, but not limited to Section 502(b)(6) of the Bankruptcy Code.

26.3 Transfer of the Letter of Credit. The Letter of Credit shall be transferable to any of the following parties: (i) any secured or unsecured lender of Landlord, (ii) any assignee, successor, transferee or other purchaser of all or any portion of the Building, or any interest in the Building, (iii) any partner, shareholder member or other direct or indirect beneficial owner in Landlord (to the extent of their interest in the Lease), provided that such transferee agrees to be bound by the provisions of this Article 26 Further, in the event of any sate, assignment or transfer by the Landlord of its interest in the Premises or the Lease, Landlord shall have the right to assign or transfer the Letter of Credit to its grantee, assignee or transferee; and in the event of any sale, assignment or transfer, the landlord so assigning or transferring the Letter of Credit shall have no liability to the Tenant for the return of the Letter of Credit, and Tenant shall look solely to such grantee, assignee or transferee for such return. Tenant shall use best efforts to cooperate with Landlord and the Bank to effect the transfer of the Letter of Credit and Tenant shall be responsible for all costs of the Bank associated therewith.

26.4 Reduction of Original Amount of Security Deposit (Cash). If (a) no default by Tenant is outstanding under this Lease on the first anniversary of the Commencement Date, and (b) Landlord has not applied any portion of the Security Deposit toward the payment or performance of any of Tenant’s obligations hereunder prior to such date, then, if the Security Deposit is a cash Security Deposit, the Security Deposit shall be reduced by twenty percent (20%) of the original amount of the Security Deposit and Landlord shall return such amount to Tenant within thirty (30) days thereafter. On each of the second, third and fourth anniversaries of the Commencement Date of this Lease, respectively, the Security Deposit shall again be reduced by twenty percent (20%) of the original amount thereof provided that the conditions in (a) and (b) above have been satisfied as of each of the second, third and fourth anniversaries of the Commencement Date of this Lease, respectively.

26.5 Reduction of Original Amount of Security Deposit (Letter of Credit). If (a) no default by Tenant is outstanding under this Lease on the first anniversary of the

Commencement Date, and (b) Landlord has not applied any portion of the Security Deposit toward the payment or performance of any of Tenant’s obligations hereunder prior to such date, then if the Security Deposit is in the form of the Letter of Credit, then Tenant shall be permitted to decrease the initial amount of the Letter of Credit on the first anniversary date by twenty percent (20%) of the original amount of the Security Deposit provided that Tenant delivers to Landlord an amendment to the Letter of Credit, in form reasonably satisfactory to Landlord(a “Reduction Amendment”), reducing the Letter of Credit to the new required amount stated herein. Provided that the conditions for a reduction have been satisfied as of such date, Landlord shall execute and return the Reduction Amendment and any other documents reasonably necessary to effect the reduction, within thirty (30) days after receipt. On each of the second, third and fourth anniversaries of the Commencement Date of this Lease, Tenant shall again be permitted to decrease the initial amount of the Letter of Credit by twenty percent (20%) of the original amount thereof provided that (i) the conditions in (a) and (b) above have been satisfied as of each of the second, third and fourth anniversaries of the Commencement Date of this Lease, respectively, and (ii) Tenant delivers to Landlord a Reduction Amendment in form reasonably satisfactory to Landlord, reducing the Letter of Credit to the new required amount stated herein. Provided that the conditions for a reduction have been satisfied as of such date, Landlord shall execute and return the Reduction Amendment, and any other documents reasonably necessary to effect the reduction. Tenant shall be responsible for all costs and expenses related to any Reduction Amendment.

27.  Waiver. Failure of Landlord to declare a default by Tenant upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare such default at any time after its occurrence. To be effective, a waiver of any provision of this Lease, or any default, shall be in writing and signed by the waiving party. Any waiver hereunder shall not be deemed a waiver of subsequent performance of any such provision or subsequent defaults. The subsequent acceptance of Rent hereunder, or endorsement of any check by Landlord, shall not be deemed to constitute an accord and satisfaction or a waiver of any preceding default by Tenant, except as to the particular Rent so accepted, regardless of Landlord’s knowledge of the preceding default at the time of acceptance of the Rent. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises by Landlord before the Expiration Date shall constitute a waiver of any provision of this Lease or of any default, or operate as a surrender of this Lease.

28.  Notices and Consents; Tenant’s Agent for Service. All notices, approvals, consents, demands and other communications from one party to the other given pursuant to this Lease shall be in writing and shall be made by personal delivery, by use of a reputable overnight courier service or by deposit in the United States mail, certified, registered or Express, postage prepaid and return receipt requested. Notices shall be addressed if to Landlord, to Landlord’s Address, and if to Tenant, to Tenant’s Address. Landlord and Tenant may each change their respective Addresses from time to time by giving written notice to the other of such change in accordance with the terms of this Article 28, at least ten (10) days before such change is to be effected- Any notice given in accordance with this Article 28 shall be deemed to have been given (i) on the date of personal delivery or (ii) on the earlier of the date of delivery or attempted delivery (as shown by the return receipt or other delivery record) if sent by courier service or mailed.

29.  Tenant’s Authority. Tenant, and each of the persons executing this Lease on behalf of Tenant, represent and warrant that (i) Tenant is a duly formed, authorized and existing corporation, partnership or trust (as the case may be), (ii) Tenant is qualified to do business in California, (iii) Tenant has the full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (iv) each person signing on behalf of Tenant is authorized to do so. Tenant shall deliver to Landlord, upon Landlord’s request, such certificates, resolutions, or other written assurances authorizing Tenant’s execution and delivery of this Lease, and such financial information regarding Tenant and its constituent members, as requested by Landlord from time to time or at any time in order for Landlord to assess Tenant’s then authority and/or ability to meet its obligations under this Lease.

30.  Automobile Parking.

      30.1 Tenant’s Appurtenant Parking Rights. Subject to the terms and conditions contained in this Article 30, Landlord shall make available to Tenant no less than the number of parking spaces identified in the Basic Lease Information as the number of “Minimum Spaces”, which spaces shall be located in such parking areas as designated by Landlord. Such parking areas currently include the uncovered surface lot behind the Building (where parking is available 24 hours per day, seven days per week) or on the ground floor of the Covered Parking Area located across Christie Avenue (where parking is available only from 8:00 a.m. to 6:00 p.m. Monday through Friday, excluding holidays); the uncovered surface lot and the Covered Parking Area are collectively referred to herein as the “Parking Facility”. Tenant shall at all times provide to Landlord, upon Landlord’s request, a list of all of the vehicle makes, colors and license plate numbers of all vehicles of Tenant’s employees. Tenant’s use of the parking spaces to be made available to Tenant shall be on a non-exclusive basis in common with other tenants in the Project; and parking in such spaces shall be on a first-come-first-served, unassigned, non-reserved basis. The parking spaces to be made available to Tenant shall be in locations designated by Landlord; and Landlord reserves the right to designate different locations from time to time without any liability to Tenant and Tenant agrees that any such designation of a different location shall not give rise to any claims or offset against Landlord hereunder. Without limiting the generality of the foregoing, Landlord may restrict certain portions of the Parking Facility for the exclusive use of one or more tenants of the Project (and their employees and agents) any may designate other areas in the Parking Facility to be used at large only by licensees, customers and invitees of tenants of the Project; and Landlord may in its sole and absolute discretion restrict or prohibit the use of the Parking Facility by any vehicles other than passenger automobiles such as full-sized vans or trucks. Notwithstanding the foregoing, Landlord shall not exercise any of the foregoing rights in a manner which would permanently reduce the total number of parking spaces available to Tenant on a non-exclusive basis to a number less than the Minimum Spaces. Tenant shall not permit any vehicles belonging to Tenant or any of Tenant’s subtenants or any of their respective employees, agents, customers, contractors or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. In its use of the Parking Facilities Tenant shall comply (and shall cause each of the other Tenant Parties to comply) with any and all parking regulations and rules established from time to time by Landlord or Landlord’s parking operator. Landlord or Landlord’s parking operator shall have the right to cause to be removed any vehicles of Tenant or of any other Tenant Parties that are parked in violation of any of the provisions of this Article 30 or of the regulations and rules then established by Landlord, and to charge all of the costs incurred by Landlord in connection with such removal to Tenant and Tenant shall pay the amount of all such costs to Landlord as additional rent within five (5) days after receipt of written demand from Landlord. Any such removal shall be without liability of any kind to Landlord or Landlord’s parking operator or their respective employees or agents; and Tenant shall protect, defend, indemnify and hold Landlord and Landlord’s parking operator and their respective employees and agents from and against any and all claims, losses, damages, demands, costs and expenses (including reasonable attorneys’ fees) which may be asserted against or incurred by any of such indemnified parties arising out of or in connection with such removal of any automobiles, except to the extent that such claims, losses, damages, demands, costs and expenses arise out of the gross negligence or willful misconduct of Landlord, its agents, employees, or contractors.

      30.2 Parking Fee. During the initial five (5) year Term and provided that Bay Center Office, LLC continues as the Landlord hereunder, Landlord shall impose no charge on Tenant for use of the Parking Facility. If a new owner acquires the Project, such new owner may impose a charge on Tenant for use of the Parking Facility provided that such new owner gives Tenant written notice of such charge at least ninety (90) days prior written notice of the effective date of such charge and provided that such charge is comparable to charges then in effect at comparable buildings in Emeryville, California.

      30.3 Allocation of Risk. Landlord shall have no obligation to monitor the use of the Parking Facility. The use of the Parking Facility by the employees of Tenant and its subtenants shall be at the sole risk of Tenant, its subtenants and their respective employees. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees, or contractors, Landlord shall have no responsibility or liability for any injury or damage to any person or property by or as a result of the use of the Parking Facility by Tenant and its subtenants and their respective employees, whether by theft, collision, criminal activity, or otherwise; and Tenant hereby assumes, for itself, its subtenants and their respective employees (without the obligation to indemnify Landlord), all risks associated with any such occurrences in or about the Parking Facility.

      30.4 No Assignment or Subletting of Parking. The parking rights provided to Tenant hereunder shall be personal to Tenant and shall not be assigned, sublet or used by any other entity without Landlord’s prior written consent, except in connection with an approved assignment or subletting of or under the Lease.

31.  Tenant to Furnish Financial Statements. In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly deliver to Landlord, from time to time, upon Landlord’s written request, financial statements (including a balance sheet and statement of income and expenses on an annualized basis) reflecting Tenant’s then current financial condition. Such statements shall be delivered to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s request. Tenant represents and warrants that all financial statements, records, and information furnished by Tenant to Landlord in connection with this Lease are and shall be true, correct and complete in all respects.

32.  Intentionally Deleted.

33.  Communications and Computer Lines and Equipment.

      33.1 Lines and Equipment. Tenant may install, maintain, replace, remove or use communications or computer wires and cables (collectively, “Lines”) at the Project to serve the Premises, and may install, maintain, replace, remove or use telecommunications or other signal or data reception or transmission equipment (collectively, “ Equipment “) in the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use the contractor specified by Landlord (which contractor may, but need not be, the entity managing the Building’s risers, and comply with all of the other provisions of this Lease and such other rules and procedures as may be established by Landlord from time to time, (ii) Lines and Equipment shall comply with all applicable Requirements and shall be subject to all other provisions of this Lease, (iii) Lines and Equipment shall not cause any electrical, electromagnetic, radio frequency, or other interference with the Building Systems or any equipment of any party (including any telecommunication or other signal or data reception or transmission equipment and/or system in or serving the Project, its occupants, and/or Landlord), or otherwise interfere with the use and enjoyment of the Project by Landlord, any tenant of the Project, or any person or entity that has entered or will enter into an agreement with Landlord to install telecommunications or other signal or data reception or transmission equipment in the Project (collectively, “Interference”), (iv) Landlord shall not be required to grant separate access to the Building to Tenant’s telecommunications services and equipment provider in connection with Lines and Equipment, (v) any right granted to Tenant to install, maintain and use lines and Equipment shall be non-exclusive, (vi) Tenant shall pay all costs in connection with this Article 33, and (vii) in the case of Lines, (A) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (B) Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (C) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage caused by such removal, and (D) in the case of the installation of new Lines, Tenant, at the time of installation, shall label such Lines, on each floor through which they pass, with an identification system reasonably approved by Landlord.

      33.2 Interference.

          (a) Tenant’s Interference. Upon notice of any Interference, Tenant shall immediately cooperate with Landlord to identify the source of the Interference and shall, within twenty-four (24) hours, if requested by Landlord, cease all operations of Lines and Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) until the Interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such twenty-four (24) hour period that the Interference is not caused by Tenant’s Lines or Equipment, in which case Tenant may operate its Lines or Equipment pursuant to the terms of this Lease. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all Interference as set forth in this Article. If such Interference has not been corrected within ten (10) business days after notice to Tenant of its occurrence, Landlord may (i) require Tenant to remove the specific Line or Equipment causing such Interference pursuant to the terms of Section 33.3.3 , or (ii) eliminate the Interference at Tenant’s expense, provided such Interference is actually caused by Tenant’s Lines or Equipment.

          (b) Other Party’s Interference. If the lines or equipment of any other party causes Interference with Tenant’s Lines or Equipment, Tenant shall reasonably cooperate with such other party to resolve such Interference in a mutually acceptable manner.

      33.3 General Provisions.

          (a) Consultation with Landlord. Tenant shall consult with Landlord in advance of any installation of any Lines or Equipment that may cause any Interference at the earliest practicable stage of consideration of such installation.

          (b) Landlord’s Rights. Landlord may, but shall not have the obligation to, reasonably direct, monitor, and/or supervise the installation, maintenance, replacement and removal of any Lines or Equipment. The foregoing sentence shall not be a limitation to any other rights Landlord may have under applicable Requirements or otherwise

          (c) Removal. Landlord reserves the right to require Tenant, upon written or verbal notice, to remove any Lines or Equipment located in or serving the Premises which (i) are or were installed in violation of these provisions, or (ii) are at any time in violation of any applicable Requirements, or (iii) present a dangerous or potentially dangerous condition, or (iv) present a threat to the structural integrity of the Building, or (v) threaten to overload the capacity of, or affect the temperature otherwise maintained by, the air conditioning system, or the capacity of the Building’s electrical system, or (vi) have caused Interference that has not been corrected in accordance with Section 33.2.1 In addition, Tenant shall remove Lines and Equipment upon the expiration or earlier termination of this Lease in accordance with Section 34.12. The removal of Lines or Equipment shall be performed by the contractor specified by Landlord. If Tenant fails to remove any Lines or Equipment as required by Landlord in a diligent and expeditious manner, or if Tenant violates any other provision of this Article 33 , Landlord may, after three (3) days written notice to Tenant, remove such Lines and/or Equipment, as the case may be, or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Requirements); provided, however, that Landlord shall have the right to remove any such Lines and/or Equipment immediately, without notice to Tenant, in the event of an emergency.

          (d) Approval by Landlord. Landlord’s approval of, or requirements concerning, Lines and Equipment, the plans, specifications or drawings related thereto or Tenant’s contractors, subcontractors, or service provider, shall not be deemed a warranty as to the adequacy thereof, and Landlord hereby disclaims any responsibility or liability for the same. Landlord further disclaims all responsibility for the condition, security or utility of Lines and Equipment, and makes no representation regarding the suitability of any such Lines or Equipment for Tenant’s intended use or the adequacy or fitness of the Building Systems for any such Lines or Equipment.

          (e) Waiver of Claims. Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines or Equipment will be free from, the following: (i) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines and/or Equipment by or for other tenants or occupants of the Project, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines and/or Equipment, or any other problems associated with any Lines and/or Equipment by any other cause; (ii) any failure of any Lines and/or Equipment to satisfy Tenant’s requirements; (iii) any eavesdropping or wire-tapping by unauthorized parties; or (iv) any Interference with Tenant’s Lines and/or Equipment caused by the lines and/or equipment of any other party Without limiting the generality of any other provision of this Lease, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from the foregoing occurrences. Tenant further waives any right to claim that any occurrence described in clauses (i), (ii) and (iii) above constitutes grounds for a claim of abatement of Rent, actual or constructive eviction, or termination of this Lease.

          (f) Acknowledgment. Tenant acknowledges that Landlord has granted and/or may grant lease rights, licenses, and other rights to other tenants and occupants of the Project and to telecommunications service providers.

          (g) No Solicitation. Tenant shall not solicit, suffer, or permit other tenants or occupants of the Project to use its Lines or Equipment (including, without limitation, its wireless intranet, Internet and other communications network).

34.  Miscellaneous.

      34.1 No Joint Venture. This Lease does not create any partnership or joint venture or similar relationship between Landlord and Tenant.

      34.2 Successors and Assigns. Subject to the provisions of Article 17 regarding assignment, all of the provisions, terms, covenants and conditions contained in this Lease shall bind, and inure to the benefit of, the parties and their respective successors and assigns.

      34.3 Construction and Interpretation. The words “Landlord” and “Tenant” include the plural as well as the singular. If there is more than one person comprising Tenant, the obligations under this Lease imposed on Tenant are joint and several. References to a party or parties refers to Landlord or Tenant, or both, as the context may require. The captions preceding the Articles, Sections and subsections of this Lease are inserted solely for convenience of reference and shall have no effect upon, and shall be disregarded in connection with, the construction and interpretation of this Lease. Use in this Lease of the words “including”, “such as”, or words of similar import when following a general matter, shall not be construed to limit such matter to the enumerated items or matters whether or not language of nonlimitation (such as “without limitation”) is used with reference thereto. All provisions of this Lease have been negotiated at arm’s length between the parties and after advice by counsel and other representatives chosen by each party and the parties are fully informed with respect thereto. Therefore, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof, or by reason of the status of the parties as Landlord or Tenant, and the provisions of this Lease and the Exhibits hereto shall be construed as a whole according to their common meaning in order to effectuate the intent of the parties under the terms of this Lease.

      34.4 Severability. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under the circumstances, or would frustrate the purposes of this Lease.

      34.5 Entire Agreement; Amendments. This Lease, together with the Exhibits hereto and any Addenda identified on the Basic Lease Information, contains all the representations and the entire agreement between the parties with respect to the subject matter hereof and any prior negotiations, correspondence, memoranda, agreements, representations or warranties are replaced in total by this Lease, the Exhibits hereto and such Addenda Neither Landlord nor Landlord’s agents have made any warranties or representations with respect to the Premises or any other portion of the Building, except as expressly set forth in this Lease. This Lease may be modified or amended only by an agreement in writing signed by both parties.

      34.6 Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.

      34.7 Litigation Expenses. In any arbitration, quasi-judicial or administrative proceeding, or in any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party’s rights or remedies under this Lease, including any action for declaratory relief, or any action to collect any payments required under this Lease or for unlawful detainer or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs, expenses and disbursements in connection with such action or proceeding, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party. In addition, Tenant shall pay the attorneys’ fees and all other costs, expenses and disbursements Landlord incurs in enforcing this Lease where an action or proceeding is not brought, or in enforcing, defending, or interpreting this Lease or otherwise protecting Landlord’s rights in any voluntary or involuntary bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation, or reorganization proceeding involving Tenant or this Lease, including, but not limited to, all motions and proceedings regarding or related to relief from the automatic stay, lease assumption or rejection, lease designation, use of cash collateral, claim objections, and disclosure statements and plans of reorganization.

      34.8 Standards of Performance and Approvals. Unless otherwise provided in this Lease, (i) each party shall act in a reasonable manner in exercising or undertaking its rights, duties and obligations under this Lease and (ii) whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within thirty (30) days after receipt of the request for approval. Nothing contained in this Lease shall, however, limit the right of a party to act or exercise its business judgment in a subjective manner with respect to any matter as to which it has been (A) specifically granted such right, (B) granted the right to act in its sole discretion or sole judgment, or (C) granted the right to make a subjective judgment hereunder, whether “objectively” reasonable under the circumstances and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing implied by law to be part of this Lease. The parties have set forth in this Lease their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured, including the provisions of Article 17 with respect to assignments and sublettings.

      34.9 Brokers. Landlord shall pay to Landlord’s Broker and Tenant’s Broker, if any as specified in the Basic Lease Information of this Lease, a commission in connection with such Brokers’ negotiation of this Lease pursuant to a separate written agreement between Landlord and Landlord’s Broker. Other than such Brokers, Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured or was involved in the negotiation of this Lease and no such broker, agent or finder is or may be entitled to a commission or compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against any and all liability, loss, damages, claims, costs and expenses (including reasonable attorneys’ fees) resulting from claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation.

      34.10 Memorandum of Lease. Tenant shall, upon request of Landlord, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto) in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded by Tenant.

      34.11 Quiet Enjoyment. Upon paying the Rent and performing all its obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord, subject, however, to the provisions of this Lease and any encumbrances as specified in Article 21.

      34.12 Surrender of Premises. Upon the Expiration Date or earlier termination of this Lease, Tenant shall quietly and peacefully surrender the Premises to Landlord in the condition specified in Article 9 above. On or before the Expiration Date or earlier termination of this Lease, Tenant shall remove all of its personal property from the Premises and repair at its cost and expense all damage to the Premises or Building caused by such removal. In addition, Tenant, at its cost and expense, shall remove all Lines installed by or for Tenant that are located within the Premises or, in the case of Lines exclusively serving the Premises, anywhere in the Project, including, without limitation, the Building plenum, risers and all conduits, and repair all damage to the Project caused by such removal as follows: (i) in the case of the expiration of the Term, Tenant shall remove such Lines and repair such damage on or before the Expiration Date, unless Landlord notifies Tenant, at least thirty (30) days prior to the Expiration Date, that such Lines shall be surrendered with the Premises; and (ii) in the case of the earlier termination of this Lease, Tenant shall remove such Lines and repair such damage promptly after receipt of a notice from Landlord requiring such removal and repair. Any Lines not required to be removed pursuant to this Section shall become the property of Landlord (without payment by Landlord), and shall be surrendered in good condition and working order, lien free, and properly labeled with an identification system reasonably approved by Landlord. All personal property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and

Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store such property in Tenant’s name at Tenant’s expense and/or dispose of the same in any manner permitted by law.

      34.13 Building Directory. Landlord shall reserve one (I) strip on the Building Directory for purposes of identifying Tenant’s business. All costs for the initial strip shall be borne by Landlord and all costs for replacement, additions or changes shall be borne by Tenant.

      34.14 Tenant’s Signs. Without Landlord’s prior consent, which Landlord may withhold in its sole discretion, Tenant shall not place on the Premises or on the Building any exterior signs nor any interior signs that are visible from the exterior of the Premises or Building. Tenant shall pay all costs and expenses relating to any such sign approved by Landlord, including without limitation, the cost of the installation and maintenance of the sign. On the date of expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall remove all signs and repair any damage caused by such removal.

      34.15 Name of Building; Address. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises. Tenant shall, in connection with all correspondence, mail or deliveries made to or from the Premises, use the official Building address specified from time to time by Landlord.

      34.16 Exhibits. The Exhibits specified in the Basic Lease Information are by this reference made a part hereof.

      34.17 Time of the Essence. Time is of the essence of this Lease and of the performance of each of the provisions contained in this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease as of the Lease Date.

LANDLORD:

BAY CENTER OFFICE, LLC, a Delaware limited liability company

By:	EmeryOffice, LLC,
a Delaware limited liability company,
	Its:	Administrative Member

	By:	TMG Partners,
a California corporation,
Its: Manager

		By:	/s/ Lynn Tolmi
Printed Name: Lynn Tolmi
Title: SVP

TENANT:

PEPLIN OPERATIONS USA, INC. a California corporation

By:	/s/ Phillip Moody
Printed Name: Phillip Moody
Title: CFO, V.P. Finance and Operations

By:

Printed Name:

Title:

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, the chief financial officer or assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event a certified copy, of the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

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